UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Pool Corporation

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POOL CORPORATION
_____________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Pool Corporation (the Company, we, us or our) will host its 2017 annual meeting of stockholders (the Annual Meeting) on Tuesday, May 2, 2017, at 9:00 a.m., Central Time, at our corporate headquarters, located at 109 Northpark Boulevard, Covington, Louisiana 70433.

At the Annual Meeting, you will be asked to:

1.	elect seven directors, each to serve a one-year term or until their successors have been elected and qualified;

2.	ratify the retention of Ernst & Young LLP, certified public accountants, as our independent registered public accounting firm for the 2017 fiscal year;

3.	cast a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in the attached Proxy Statement (the say-on-pay vote);

4.	cast a non-binding advisory vote on the frequency of future say-on-pay votes (the frequency vote); and

5.	consider any other business which may properly arise at the Annual Meeting.

The accompanying Proxy Statement describes the matters being voted on and contains other information relating to Pool Corporation.

The Board of Directors has set March 15, 2017 as the record date for the Annual Meeting. This means that only record owners of the Company’s common stock at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement of the Annual Meeting.

By Order of the Board of Directors,
Jennifer M. Neil
Corporate Secretary
Covington, Louisiana
March 29, 2017

We urge each stockholder to promptly sign and return the enclosed proxy card or if applicable, to use telephone or internet voting. See “Frequently Asked Questions Regarding Attendance and Voting” for information about voting by telephone or internet.

POOL CORPORATION

POOL CORPORATION

109 Northpark Boulevard
Covington, Louisiana 70433

PROXY STATEMENT

Frequently Asked Questions Regarding Attendance and Voting
Q: Why am I receiving these materials?
A: The Board of Directors (the Board) of Pool Corporation (the Company, we, us or our) is providing these proxy materials to you in connection with its solicitation of proxies for use at the 2017 annual meeting of our stockholders (the Annual Meeting). Stockholders at the close of business on March 15, 2017, the record date, are entitled to vote at the Annual Meeting.
Q: Who may vote?
A: With respect to the election of directors, each stockholder is entitled to one vote for every share of common stock, $0.001 par value (Common Stock) owned on the record date for each position to be filled. For all other matters, each stockholder is entitled to one vote on each matter presented for each share of our Common Stock owned on the record date. On March 15, 2017, there were approximately 41,287,545 shares of our Common Stock outstanding. This Proxy Statement is being mailed to stockholders on or about March 29, 2017.
Q: When and where will the Annual Meeting be held?
A: The Annual Meeting will be held on Tuesday, May 2, 2017, at 9:00 a.m., Central Time, at our corporate headquarters, located at 109 Northpark Boulevard, Covington, Louisiana 70433.
Q: How can I obtain directions to the Annual Meeting?
A: To obtain directions to the Annual Meeting, please contact Investor Relations at (985) 892-5521.
Q: What proposals will be voted upon at the Annual Meeting?
A: At the Annual Meeting, you will be asked to:

(1)	elect seven directors to the Board of Directors, each to serve a one-year term or until their successors have been elected and qualified;

(2)	ratify the retention of Ernst &Young LLP as our independent registered public accounting firm for the 2017 fiscal year;

(3)	cast a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement (the say-on-pay vote); and

(4)	cast a non-binding advisory vote on the frequency of future say-on-pay votes (the frequency vote).
The Board does not know of any additional matters to be presented at our Annual Meeting other than those described in this Proxy Statement.
Q: What are the Board’s voting recommendations?
A: The Board unanimously recommends that you vote your shares FOR the election of each of the director nominees and FOR proposals 2 and 3 described above. With respect to the frequency vote, the Board unanimously recommends that you vote your shares to hold future say-on-pay votes every year.

Q: How do I vote?
A: If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote using the enclosed proxy card. You can also vote by telephone or the internet. Voting instructions are provided on the proxy card included in the proxy materials.
If you are a street name holder (that is, if you hold your shares through a bank, broker or other holder of record), you must vote in accordance with the voting instruction form provided by your bank, broker or other holder of record. The availability of telephone or internet voting will depend upon the voting process of your bank, broker or other holder of record.
If you come to the Annual Meeting, you can, of course, vote in person. If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.
Q: How many votes must be represented to hold the Annual Meeting?
A: In order to carry on the business of the Annual Meeting, a quorum must be present. This means at least a majority of the outstanding shares eligible to vote must be represented at the Annual Meeting, either by proxy or in person. If you submit your proxy instructions or if you attend the Annual Meeting in person, your shares will be counted for the purpose of determining a quorum, even if you abstain from voting on some or all matters introduced at the Annual Meeting. Also, if you hold your shares in street name, your shares will be counted in determining a quorum if your broker, bank or other holder of record votes your shares on any matter.
Q: Could other matters be decided at the Annual Meeting?
A: We are not aware of any matters to be presented other than those described in this Proxy Statement. By signing and returning a proxy card, however, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the Annual Meeting, and they intend to vote on any such matter in accordance with their best judgment.
Q: What if I do not indicate my voting instructions for one or more of the matters on my proxy card?
A: If you execute and return your proxy but do not give voting instructions, your shares will be voted as recommended by the Board. This means that unless your proxy is otherwise marked, properly executed proxies will be voted FOR the election of each of the director nominees, FOR proposals 2 and 3 (the ratification of the independent registered public accounting firm for fiscal year 2017 and the say-on-pay vote) and FOR an annual say-on-pay vote.
Q: What happens if I do not return my proxy? What is discretionary voting authority, and what is a broker non-vote?
A: If you are a holder of record and do not return a proxy, your shares will not be voted.
If you are a street name holder and do not provide voting instructions to your broker, your shares may be voted on any matter on which your broker has discretionary authority to vote. Under the rules of the New York Stock Exchange (NYSE), brokers generally have discretionary authority to vote on “routine” matters but not on “non-routine” matters. A “broker non-vote” occurs when a broker holding shares for a street name holder returns a valid proxy, but does not vote on a particular proposal because it does not have discretionary authority to vote on the matter and has not received voting instructions from the stockholder for whom it is holding shares. Broker non‑votes will be treated as present for purposes of determining the existence of a quorum at the Annual Meeting.
The ratification of the appointment of the independent registered public accounting firm is considered a routine matter; the remaining proposals listed in this Proxy Statement (the election of directors, the say-on-pay vote and the frequency vote) are classified as non‑routine matters under the NYSE rules. Therefore, if you are a street name holder and do not provide voting instructions to your broker, your broker may only cast a vote with regard to the ratification of the appointment of the independent registered public accounting firm.

Q: What is the vote required, and how will my vote be counted, to elect the director nominees and to approve the other proposals discussed in this proxy statement?

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non-Votes
No. 1 - Elect seven directors	For, against or abstain on each director nominee	Affirmative vote of a majority of the votes cast	N/A	No effect

No. 2 - Ratify retention of independent registered public accounting firm	For, against or abstain	Affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote	Treated as votes against	N/A

No. 3 - Say-on-pay vote	For, against, or abstain	Affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote	Treated as votes against	No effect

No. 4 - Frequency vote	Every year, every two years, every three years or abstain	The frequency receiving the greatest number of votes - every year, every two years or every three years - will be the frequency that stockholders approve	N/A	No effect
In uncontested elections, our directors are elected by the affirmative vote of the holders of a majority of the shares of our Common Stock voted. In contested elections (where the number of nominees exceeds the number of directors to be elected), our directors are elected by a plurality of shares of our Common Stock voted. Under our Bylaws, all other matters require the affirmative vote of the holders of a majority of the shares of our Common Stock present in person or by proxy and entitled to vote, except as otherwise provided by statute, our Certificate of Incorporation or our Bylaws.
Q: Can I change or revoke my proxy?
A: Yes. To change or revoke your proxy at any time before the shares are voted at the Annual Meeting, you must either:

a)	mail (i) a new proxy card with a later date or (ii) a written revocation addressed to:
Pool Corporation
Jennifer M. Neil, Corporate Secretary
109 Northpark Boulevard
Covington, LA 70433-5001
or

b)	attend the Annual Meeting and vote in person.
Q: Who will pay the expenses incurred in connection with the solicitation of my vote?
A: We pay the cost of preparing proxy materials and soliciting your vote. We will, upon request, reimburse brokers and other nominees for the cost of mailing materials to beneficial owners. Some of our employees, who will receive no additional compensation, may solicit proxies by telephone, facsimile or electronic mail. We also pay all Annual Meeting expenses.
Q: What happens if the Annual Meeting is postponed or adjourned?
A: Unless a new record date is fixed, your proxy will still be good and may be voted at the postponed or adjourned Annual Meeting. You will still be able to change or revoke your proxy at any time until it is voted.
Important notice regarding the availability of proxy materials for the Annual Meeting to be held on May 2, 2017:
The Company’s Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2016 are available at http://ir.poolcorp.com/Proxy.

ELECTION OF DIRECTORS
(Proposal 1)

General

Our Bylaws provide that the size of our Board may be increased or decreased from time to time by resolution of the Board.  On March 1, 2017, Wilson B. Sexton notified the Board that he intends to retire at the end of his term, and as such, does not intend to stand for reelection at our 2017 Annual Meeting.

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated each of our remaining seven directors to serve another one-year term and currently intends to reduce its size to seven members following the Annual Meeting. Each of the nominees has indicated his intention to serve if elected.  However, if any director nominee is unable or unwilling to take office at the Annual Meeting, your proxy may be voted in favor of another person or other persons nominated by the Board.  Once elected, each director will hold office until his successor has been elected and qualified or until the director’s earlier resignation or removal.

Our Bylaws, as amended, include a majority voting standard in uncontested director elections. This means that if the number of shares voted for any sitting director is less than the number of votes withheld with respect to that director, that director must submit a letter to the Board offering to resign.  The Board, after considering the recommendation of the Nominating and Corporate Governance Committee, must make a decision whether to accept, reject or take other action with respect to the resignation within 90 days from certification of the election results.

Information about our Director Nominees

Below is biographical information about each of our director nominees including information regarding his tenure as a director, his business experience and qualifications, his education and other company directorships.  The summaries are not comprehensive, but describe the primary experiences, attributes and skills that led the Nominating and Corporate Governance Committee and our Board to determine that these individuals should serve as directors of our Company.  In addition to the qualifications referred to below, we believe each individual has a reputation for integrity, honesty, and high ethical standards and has demonstrated sound business judgment.

Andrew W. Code (58)
Director since: 1993
Business experience
Mr. Code was a founding partner of CHS Capital, a Chicago-based private equity investment firm with five funds totaling over $2.7 billion in assets from 1998 until his retirement in 2012. Since 2012, he has focused on personal and philanthropic investments both individually and in association with a multi-family office.
Other directorships
Mr. Code serves as a member of various private, profit and non-profit boards of directors, including the University of Iowa Foundation, where he serves as chair of the investment committee, Sun Trading Company, Resource Land Holdings, Creation Investments, CapX Partners, LaSalle Capital, Quality Control Corporation, Chicago Fellowship and ProSteel Security Products.
Other qualifications
Mr. Code holds a Bachelor of Arts and a Master of Business Administration from the University of Iowa. Among other qualifications, Mr. Code brings to the Board extensive financial expertise, many years of senior leadership and business development experience, and significant acquisition and initial public offering experience.
Areas of experience include:

▪	Finance

▪	Mergers and acquisitions

▪	Strategic opportunities

▪	Management

▪	Compensation

Timothy M. Graven (65)
Director since: 2015
Business experience:
Mr. Graven is a co-founder and managing member of Triad Investment Company, LLC, a private investment company, since 1994. From 1990 to 1994, he served as president, chief operating officer and director of Steel Technologies, Inc., a former NASDAQ‑listed steel processing company, where he also served in various positions including executive vice president, chief financial officer, vice president of finance and corporate controller from 1979 to 1990.
Other directorships:
From 1993 to 2008, Mr. Graven was a director of Performance Food Group Company (PFG), a food service distribution company, serving on its audit, compensation and corporate governance committees.  From 1981 to 1994, he served as a director of Steel Technologies, Inc. and from 1988 to 1994 as a director of Processing Technologies, Inc., a joint venture of LTV Steel, Mitsui Steel Development Company and Steel Technologies, Inc.  From 1988 to 1992, he served as a director of Soltec, Inc., a Kentucky manufacturing company.
Other qualifications:
Mr. Graven received a Bachelor of Science from Murray State University and is a certified public accountant. Among other qualifications, Mr. Graven brings to the Board broad leadership and corporate governance experience as well as comprehensive experience in financial and risk management matters.
Areas of experience include:

▪	Finance

▪	Management

▪	Compensation

▪	Corporate governance

▪	Audit
Manuel J. Perez de la Mesa (60)
Director and chief executive officer since: 2001
Business experience:
Mr. Perez de la Mesa has served as our president since 1999 and was our chief operating officer from 1999 to 2001. Prior to joining Pool Corp, he gained extensive general, financial and operations management experience with Watsco, Inc. from 1994 to 1999, Fresh Del Monte Produce B.V. from 1987 to 1994, International Business Machines Corp. from 1982 to 1987, and Sea‑Land Service Inc./R.J. Reynolds, Inc. from 1977 to 1982.
Other directorships:
Mr. Perez de la Mesa is a director of ARC Document Solutions, a leading reprographics company, and serves on its compensation and audit committees.
Other qualifications:
Mr. Perez de la Mesa holds a Bachelor of Business Administration from Florida International University and a Master of Business Administration from St. John’s University. Among other qualifications, Mr. Perez de la Mesa brings to the Board extensive management experience, over 15 years of industry knowledge, a broad strategic vision for the Company, and a strong financial acumen.
Areas of experience include:

▪	Management

▪	Strategic planning

▪	International operations

▪	Finance

▪	Industry knowledge

Harlan F. Seymour (67)
Director since: 2003
Business experience:
Since 2000, Mr. Seymour conducts personal investments in both public and private companies and business advisory services through HFS LLC, particularly in the area of strategic planning services for companies in a wide variety of industries. He previously served as executive vice president of Envoy Corporation, a publicly traded provider of EDI and transaction processing services for the healthcare market, from 1997 to 1999 when it merged with Quintiles Transnational. Mr. Seymour has previous general, financial and operations management experience with Jefferson Capital Partners from 1996 to 1997, Trigon Blue Cross Blue Shield from 1994 to 1996, and First Financial Management Corporation from 1983 to 1994, serving from 1990 to 1994 as president and CEO of its subsidiary, First Health Services Corporation and previously as senior vice president, corporate development.
Other directorships:
Mr. Seymour serves as a member of various private boards of directors, including Rx Innovation, a company that provides technology solutions to pharmacies and utilizes pharmacy transactions data to improve patient outcomes and the advisory board of Calvert Street Capital Partners, a private equity firm. He was previously a director of Envoy Corporation and chairman of ACI Worldwide, Inc. (ACI), a global provider of software for electronic payments and electronic commerce.
Other qualifications:
Mr. Seymour earned a Bachelor of Arts from the University of Missouri and a Master of Business Administration from Keller Graduate School of Management. Among other qualifications, Mr. Seymour brings to the Board senior leadership experience, information technology knowledge, strategic planning, operations and acquisition expertise.
Areas of experience include:

▪	Strategic planning

▪	Business development

▪	Operations

▪	Information technology

▪	Finance
Robert C. Sledd (64)
Director since: 1996
Business experience:
Since 2001, Mr. Sledd is the managing partner of Pinnacle Ventures, LLC, a venture capital firm, and Sledd Properties, LLC, an investment company. He previously served as CEO of PFG from 1987 to 2001 and from 2004 to 2006.
Other directorships:
Mr. Sledd is a director of Owens and Minor, Inc., a distributor of medical and surgical supplies, chairs its compensation and benefits committee, and serves on its governance and nominating committee and its executive committee. He is also a director of Universal Corporation, a diversified agriculture business, and serves on its audit, finance and pension investment committees. Mr. Sledd was chairman of PFG from 1995 to 2008 and a director from 1987 to 2008.
Other qualifications:
Mr. Sledd graduated from the University of Tennessee with a Bachelor of Science in Business Administration. Among other qualifications, he brings to the Board executive leadership experience, including his past service as a CEO of a public company, along with extensive strategic planning, brand marketing experience and financial expertise.
Areas of experience include:

▪	Finance

▪	Operations

▪	Marketing

▪	Business development

▪	Strategic planning

John E. Stokely (64)
Director since: 2000
Lead independent director since: 2003
Business experience:
From 1996 to 1999 Mr. Stokely served as president, CEO and chairman of Richfood Holdings, Inc., a regional Fortune 500 wholesale food distributor and operator of retail grocery stores prior to its acquisition by SuperValu Inc.
Other directorships:
Mr. Stokely is a director of Malibu Boats, Inc., a manufacturer of performance sports boats, and serves on its audit committee and nominating and governance committee. He was previously a director of O’Charley’s Inc., a national restaurant chain, Nash Finch Company, a wholesale food distributor, PFG, Imperial Sugar Company, and ACI.
Other qualifications:
Mr. Stokely holds a Bachelor of Arts from the University of Tennessee. Among other qualifications, he brings to the Board experience in providing strategic, financial, and risk management advice to companies engaged in a variety of industries, unique strategic insight, distribution and retail expertise and extensive senior leadership experience. Additionally, Mr. Stokely’s previous experience as CEO of Richfood Holdings, Inc. afforded him with significant acquisition experience.
Areas of experience include:

▪	Finance

▪	Management

▪	Operations

▪	Corporate governance

▪	Distribution
David G. Whalen (59)
Director since: 2015
Business experience:
From 1999 to 2014, Mr. Whalen served as the president and CEO of A.T. Cross Company (subsequently Costa Inc.), a global manufacturer of personal accessories including writing instruments under the Cross brand name and premium sunglasses under the Costa brand name. He acquired extensive general, marketing, acquisition, operations and international management experience with Bausch & Lomb, Inc. from 1991 to 1999 serving in various positions including corporate vice president, president North American eyewear division and president Europe, Middle East, Africa division. He further gained general, marketing, strategic and finance experience with G. Heileman Brewing Company from 1989 to 1991 serving as vice president business development and with Booz Allen Hamilton as a marketing associate from 1986 to 1988.
Other directorships:
Mr. Whalen serves as a director of Phoenix Footwear Group, Inc. and Delta Apparel, Inc.; he was previously a director of A.T. Cross Company.
Other qualifications:
Mr. Whalen graduated from Trinity College with a Bachelor of Arts with honors, and he received a Master of Business Administration from the University of Chicago. Among other qualifications, Mr. Whalen brings to the Board background in implementing marketing, operations and finance strategies for global companies engaged in a variety of industries, distribution and retail expertise and extensive senior leadership experience in the United States and abroad. Additionally, Mr. Whalen’s previous success engineering a major restructuring as well as identifying and integrating a number of acquisitions afford him with unique strategic and operational insight.
Areas of experience include:

▪	Management

▪	Marketing

▪	Finance

▪	Mergers and acquisitions

▪	International operations

▪	Strategic planning

The Board of Directors unanimously recommends that our stockholders vote FOR the election of each of the director nominees.

Our Nominating and Corporate Governance Committee recommended to our full Board of Directors the foregoing nominees, and our Board has nominated them for election by our stockholders. At least annually, our Nominating and Corporate Governance Committee evaluates the effectiveness of the operation of our Board and Board committees and reviews the appropriateness of the composition and size of our Board and Board committees. In considering potential nominees, our Nominating and Corporate Governance Committee looks for persons with the highest personal and professional ethics, integrity and values, who can commit themselves to representing the long-term interests of our stockholders. Nominees must also have an inquisitive and objective perspective, practical wisdom and mature judgment. Nominees must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serving on our Board for an extended period of time.

In reviewing the composition of our Board and potential nominees, our Nominating and Corporate Governance Committee also considers the director independence and committee requirements of The NASDAQ Stock Market LLC (NASDAQ) listing rules and all legal requirements. Our Board seeks independent directors with a broad diversity of experience, professions, skills, geographic representation and backgrounds that will enhance the quality of the Board’s deliberations and decisions. Our Nominating and Corporate Governance Committee does not assign specific weights to particular criterion and no particular criterion is necessarily applicable to all prospective nominees. Prospective nominees are not discriminated against on the basis of age, race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Our Nominating and Corporate Governance Committee and Board believe the nominees fulfill the criteria described above. In addition, the Board has determined that six of our seven director nominees (including all committee members) are independent under NASDAQ listing rules. All four current members of our Audit Committee are “audit committee financial experts,” as defined by the Securities and Exchange Commission (SEC) rules. In addition to these attributes, each of the nominees has a strong and unique background and experience which led our Nominating and Corporate Governance Committee and Board to conclude that he should serve as a director of our Company. We describe these qualifications individually for each nominee above.

Our Company has grown rapidly through internal growth and acquisitions to become the world’s largest wholesale distributor of swimming pool supplies, equipment and related leisure products and one of the top three distributors of irrigation and landscape products in the United States. We currently operate in 39 states, one U.S. territory and 11 foreign countries. Accordingly, our nominees have experience in a variety of areas important to our Company, such as managing and overseeing large public and private companies, corporate governance and executive compensation, strategic planning, mergers and acquisitions, financing growing businesses, international operations, information technology and marketing, and experience in our industry. Our Nominating and Corporate Governance Committee and Board believe that these nominees together provide us with the range and depth of experience and capabilities needed to oversee the management of our Company.

Director Independence

To be considered independent under the listing rules of NASDAQ, directors must be free from any relationship with management or the Company, which, in the opinion of the Board, would interfere with the exercise of independent judgment. The Board has determined that six of our seven director nominees - Messrs. Code, Graven, Seymour, Sledd, Stokely and Whalen - meet the definition of an independent director as defined by NASDAQ listing rules. The Board’s independent directors regularly meet in executive session (without management present) at each Board and committee meeting.

Board Leadership Structure and Lead Independent Director

The principal responsibility of the chief executive officer (CEO) is to manage the business. The principal responsibilities of the Board are to represent the Company’s stockholders and manage the operations of the Board and that of its committees.

Mr. Stokely currently serves as the Board’s lead independent director. Our lead independent director’s responsibilities include the following:

▪	assign tasks to the Board’s committees;

▪	determine the appropriate schedule of Board meetings after consultation with our CEO and other Board members;

▪	consult with our CEO and other Board members on the agenda of the Board;

▪	assess the quality, quantity, and timeliness of the flow of information from management to the Board;

▪	direct the retention of consultants who report directly to the Board;

▪	coordinate with the chairman of the Nominating and Corporate Governance Committee to oversee compliance with and implementation of corporate governance policies;

▪	coordinate, develop the agenda for, and moderate executive sessions of the Board’s independent directors;

▪	assist the chairman of the Compensation Committee in his evaluation of our CEO’s performance; and

▪	perform such other functions as the Board may direct.

On March 1, 2017, our chairman Mr. Sexton notified the Board that he intends to retire at the end of his term, and as such, does not intend to stand for reelection at our 2017 Annual Meeting.  The Board plans to designate a new chairman at the Annual Meeting.

Director Attendance at Meetings

Our Board held six meetings in the 2016 fiscal year. As stated in our Corporate Governance Guidelines, we expect directors to attend Board meetings and meetings of the Board committees on which they serve. In the 2016 fiscal year, each of our incumbent directors attended 75% or more of the total number of Board meetings and meetings of the Board committees on which he served.

We encourage each member of our Board to attend the annual meeting and all of our directors attended the 2016 annual meeting.

Board’s Role in Risk Oversight and Assessment
Our employees, managers and officers conduct our business under the direction of our CEO and the oversight of our Board to enhance our long-term value for our stockholders. The core responsibility of our Board is to exercise its fiduciary duty to act in the best interests of our Company and our stockholders. In discharging this obligation, our Board and committees perform a number of specific functions, including risk assessment, review and oversight. While management is responsible for the day-to-day management of risk, our Board is responsible for oversight of our risk management programs, ensuring that an appropriate culture of risk management exists within the Company and assisting management in addressing specific risks, such as strategic risks, financial risks, regulatory risks and operational risks.

Our Board’s objective is to have systems and processes in place that bring material risks facing our Company to the Board’s attention and permit the Board to effectively oversee the management of these risks. As reflected in our Code of Business Conduct and Ethics, our Board seeks to establish a “tone at the top” communicating our Board’s strong commitment to ethical behavior and compliance with the law. In furtherance of these goals, our Board regularly includes agenda items at its meetings relating to its risk oversight obligations and meets with various members of management on a range of topics, including corporate governance and regulatory obligations, disaster recovery and business continuity planning, succession planning, safety and risk management, insurance, and operations. Our Board also sets and regularly reviews quantitative and qualitative authority levels for management. Further, our Board oversees the strategic direction of our Company, and in doing so considers the potential rewards and risks of our Company’s business opportunities and challenges, and monitors the development and management of risks that may impact our strategic goals.

While risk oversight is a full Board responsibility, we also empower our various Board committees to address risk oversight in their respective areas and regularly report on their activities to our full Board. For example, our Strategic Planning Committee routinely reviews with management external and internal risks that may impact our strategic goals and our Compensation Committee assesses risks related to compensation. Our Audit Committee regularly reviews our disclosure controls and procedures and internal control over financial reporting, our Code of Business Conduct and Ethics, and other legal and regulatory matters affecting our Company, including compliance policies. Our Audit Committee also discusses our major financial risk exposures and steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. Our director of internal audit reports to and regularly meets in executive session with our Audit Committee.

Compensation-Related Risk
Our Compensation Committee assesses risks associated with our compensation policies and practices. We do not believe that our compensation policies or practices are reasonably likely to have a material adverse effect on our Company. While risk taking is a necessary part of growing a business, our compensation philosophy is focused on aligning compensation with the long-term interests of our stockholders as opposed to rewarding short-term management decisions that could pose long-term risks. For example:

▪	our annual cash award programs are capped for all members of senior management, including our Named Executive Officers (NEOs);

▪	our Share Ownership Guidelines require our NEOs to hold Company stock;

▪	we maintain a clawback policy for executive compensation;

▪	our Insider Trading Policy prohibits hedging, pledging or monetization transactions involving our stock;

▪	our long-term equity-based compensation cliff vests over a period of three to five years for all management recipients; and

▪	beginning with 2016 grants, restricted stock awards contain performance-based criteria in addition to the time‑based vesting criteria discussed above.
Moreover, equity awards are granted annually, which means executives always have unvested awards that could significantly decrease in value if our business is not managed for the long-term.

Access to Management and Employees
Directors have full and unrestricted access to our management and employees. Additionally, key members of management attend Board meetings from time to time to present information about the results, plans and operations within their areas of responsibility.
Communications with the Board
Stockholders and other interested parties may communicate with the members of our Board by mail addressed to the full Board, a specific member of the Board or to a particular committee of the Board at 109 Northpark Boulevard, Covington, Louisiana 70433. Communications are distributed to the Board, or to a specific member of the Board, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board be excluded, such as junk mail, mass mailings, resumes and other forms of job inquiries and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable may be excluded.
Code of Ethics
We have adopted a Code of Business Conduct and Ethics that applies to our employees, officers (including our principal executive officer, principal financial officer and principal accounting officer) and directors. Our Code of Business Conduct and Ethics is posted on our website at www.poolcorp.com and can also be obtained free of charge by sending a request to our corporate secretary at 109 Northpark Boulevard, Covington, Louisiana 70433. As permitted by SEC and NASDAQ rules, we intend to satisfy the disclosure requirement regarding an amendment to, or a waiver from, a provision of our Code of Business Conduct and Ethics by posting such information on our website.

Board Committees
Board committees work on key issues in greater detail than would be possible at full Board meetings. The Board has appointed four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Strategic Planning Committee. Each of these Board committees is comprised entirely of independent directors and operates under a written charter, which sets forth the committees’ authorities and responsibilities. The charters are posted on our website at www.poolcorp.com in the “Investors” section under the “Management & Governance” link.

The following table lists our Board committees, the chairs of each committee, the directors who served on them following the 2016 annual meeting and the number of committee meetings held in 2016.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Strategic Planning Committee
Andrew W. Code		✓
Timothy M. Graven	Chair		✓
Harlan F. Seymour		Chair	✓	Chair
Robert C. Sledd	✓	✓
John E. Stokely	✓		Chair
David G. Whalen	✓			✓
Meetings held in 2016	8	7	3	2

The following sections briefly describe our Board committees and outline certain of their principal functions. These descriptions are qualified in their entirety by the full text of the Board committee charters.

Audit Committee

The Audit Committee assists the Board in monitoring:

▪	management’s process for ensuring the integrity of our financial statements;

▪	the independent registered public accounting firm’s qualifications and independence;

▪	the performance of our internal audit function and independent registered public accounting firm;

▪	information technology security and risk, including cyber security; and

▪	management’s process for ensuring our compliance with legal and regulatory requirements.

The Board has determined that each Audit Committee member meets the requirements for independence, experience and expertise, including financial literacy, as set forth in the applicable SEC and NASDAQ rules. The Board has further determined that Messrs. Graven, Sledd, Stokely and Whalen are “audit committee financial experts” as defined in the SEC rules.

Compensation Committee

Our Compensation Committee is responsible for oversight of our executive compensation and makes recommendations to our entire Board with respect to director compensation, cash award plans for senior management and equity-based plans for all employees. All members of the Compensation Committee are independent based on the applicable definition of independence for compensation committee members in NASDAQ listing standards, Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the Exchange Act), and Section 162(m) of the Internal Revenue Code (Section 162(m)). The Compensation Committee’s specific responsibilities and duties are outlined in detail in our Compensation Committee Charter. The Compensation Committee has full and final authority in connection with the administration of our stock plans and, in its sole discretion, may grant options and make awards of shares under such plans.

The Compensation Committee has the authority to engage the services of outside advisers, experts and others. Specifically, the Compensation Committee may periodically retain compensation consultants to review the overall structure and design of our compensation programs and their suitability in meeting our compensation objectives. In addition, when changes to specific compensation programs are considered, the Compensation Committee may use an outside consultant to review the design and suitability of that specific program.

In 2015, in an effort to continue to ensure that our executive compensation properly aligns with the interests of our stockholders and remains comparable with the market, the Compensation Committee engaged Lyons, Benenson & Company Inc. (Lyons), a compensation consultant, to review our 2016 executive compensation program and peer group composition. Also in 2015, the Compensation Committee engaged Lyons to conduct a review of non‑employee director and chairman compensation. Lyons reported directly to the Compensation Committee chairman and was advised by the Compensation Committee to compare our director compensation program against our peer group. As required by SEC and NASDAQ rules, the Compensation Committee has assessed the independence of Lyons, determined that Lyons is independent from management and concluded that Lyons’ work did not raise any conflict of interest. The Compensation Committee did not retain Lyons in 2016 because the 2017 compensation structures for our NEOs and directors did not differ materially from our 2016 compensation plans.

For more information regarding the processes used by the Compensation Committee to determine executive compensation, see the section titled “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s primary purpose is to provide oversight on a broad range of issues surrounding the composition of the Board, including:

▪	identifying qualified individuals to be considered for nomination as a director;

▪	recommending to the Board director nominees for the next annual meeting of stockholders;

▪	assisting the Board in committee member selection;

▪	evaluating the overall effectiveness of the Board and committees of the Board; and

▪	reviewing and considering corporate governance practices.

The Nominating and Corporate Governance Committee has the authority to recommend to the Board candidates for Board membership. Stockholders may also make recommendations for director nominations by sending a letter to the Nominating and Corporate Governance Committee in care of our Corporate Secretary at 109 Northpark Boulevard, Covington, Louisiana 70433. Stockholders making nominations must also comply with the notice procedures set forth in our Bylaws. The Nominating and Corporate Governance Committee evaluates such candidates in the same manner as other candidates.

Strategic Planning Committee

The Strategic Planning Committee assists senior management in the analysis and preparation of our strategic plan, and then reports and makes recommendations regarding our strategic plan to the Board. Our strategic planning process involves defining the Company’s strategy and making decisions on allocating resources, including capital and people, to pursue this strategy. Our strategic plan, which we update and review with the Board periodically, incorporates specific goals for growth and business development over the next three to five years.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, Messrs. Seymour, Code and Sledd served on the Compensation Committee and none of them served at any time as officers or employees of the Company or any of its subsidiaries. None of our executive officers served in the last fiscal year as a member of the board of directors or compensation committee of another entity, one of whose executive officers served as a member of our Board or Compensation Committee.

Information about our Executive Officers

The following table presents, as of March 15, 2017, certain information about our current executive officers (other than Mr. Perez de la Mesa, our President and Chief Executive Officer, whose biographical information appears under “Election of Directors”). We expect that each of these officers will remain in his or her current position following the Annual Meeting.

Name and age	Positions and recent business experience
Peter D. Arvan (51)	Executive Vice President ▪ Executive Vice President since January 2017 ▪ Chief Executive Officer of Roofing Supply Group from 2013 to 2015 ▪ President of SABIC Polymershapes from 2004 to 2013
A. David Cook (61)	Group Vice President ▪ Group Vice President since 2007 ▪ Vice President from 1997 to 2007 ▪ Director of National Sales Development of our principal operating subsidiary from 1993 to 1997
Mark W. Joslin (57)
Senior Vice President, Chief Financial Officer
▪    Senior Vice President, Chief Financial Officer since 2015
▪    Vice President, Chief Financial Officer since 2004
▪    Vice President of Corporate Development of Eastman Chemical Company (Eastman) from 2002 to 2004
▪    Vice President and Controller of Eastman from 1999 to 2002

Kenneth G. St. Romain (54)	Group Vice President ▪ Group Vice President since 2007 ▪ General Manager from 2001 to 2007 ▪ Regional Manager from 1987 to 2001
Jennifer M. Neil (43)	Corporate Secretary, General Counsel ▪ Corporate Secretary since 2005 ▪ General Counsel since 2003
Melanie M. Housey Hart (44)
Corporate Controller, Chief Accounting Officer
▪    Chief Accounting Officer since 2008
▪    Corporate Controller since 2007
▪    Senior Director of Corporate Accounting from 2006 to 2007
▪    Senior Manager at Ernst & Young LLP from 2001 to 2006

PRINCIPAL STOCKHOLDERS

In accordance with Rule 13d-3 under the Exchange Act, the table below sets forth, as of March 15, 2017, certain information regarding beneficial ownership of Common Stock by (i) each of our directors, (ii) each of the executive officers listed in the Summary Compensation Table included in “Executive Compensation” (Named Executive Officers), (iii) all of our directors and executive officers as a group and (iv) each stockholder known by us to be the beneficial owner of more than 5% of our outstanding Common Stock. Based on information furnished to us by such stockholders, unless otherwise indicated, all shares indicated as beneficially owned are held with sole voting and investment power. On February 26, 2015, the Board adopted a policy that prohibits our executive officers and directors from pledging the Company’s Common Stock as collateral for a loan, including through the use of traditional margin accounts with a broker.

Name of Beneficial Owner	Number of Shares Beneficially Owned	(1)	Percentage of Outstanding Common Stock
Directors
Wilson B. Sexton	420,257	(2)	1%
Andrew W. Code	59,965	(3)	*
Timothy M. Graven	2,371		*
Manuel J. Perez de la Mesa	1,678,633	(4)	4%
Harlan F. Seymour	30,508		*
Robert C. Sledd	37,287	(5)	*
John E. Stokely	29,768		*
David G. Whalen	2,383		*
Named Executive Officers (6)
A. David Cook	133,498	(7)	*
Mark W. Joslin	201,584	(8)	*
Jennifer M. Neil	20,845	(9)	*
Kenneth G. St. Romain	342,447	(10)	*

All executive officers and directors as a group (14 persons)	2,997,213	(11)	7%
Greater than 5% Beneficial Owners
BlackRock, Inc.	3,083,882	(12)	8%
Neuberger Berman Group LLC	2,804,067	(13)	7%
The Vanguard Group, Inc.	3,045,983	(14)	7%
_______________
*    Less than one percent.

(1)	Includes shares of unvested restricted stock for executive officers and directors as these shares convey the right to vote and receive dividends.

(2)
Includes (i) 19,929 shares that may be acquired upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 14, 2017, all of which are held by a trust for which Mr. Sexton serves as trustee; (ii) 25,087 shares held directly by a charitable foundation over which Mr. Sexton has voting and investment power with respect to such shares; (iii) 50,565 shares beneficially owned by Mr. Sexton’s wife; and (iv) 320,231 shares held by a trust for which Mr. Sexton serves as trustee.

(3)
Includes 40,000 shares held by a family trust for which Mr. Code serves as co-trustee and 15,000 held directly by a charitable foundation of which Mr. Code is a director and president (although neither Mr. Code nor any members of his immediate family have a pecuniary interest in such shares).

(4)
Includes (i) 768,750 shares that Mr. Perez de la Mesa has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 14, 2017; (ii) 5,000 shares beneficially owned by Mr. Perez de la Mesa’s wife; (iii) 190,655 shares held by a trust for which Mr. Perez de la Mesa serves as a trustee; and (iv) 662,577 shares held in three irrevocable trusts for the benefit of Mr. Perez de la Mesa’s adult children.

(5)	Includes 21,662 shares that Mr. Sledd has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 14, 2017.

(6)
Information regarding shares beneficially owned by Mr. Perez de la Mesa, our chief executive officer, who is an NEO in addition to Ms. Neil and Messrs. Cook, Joslin and St. Romain, appears above under the caption “Directors.”

(7)	Includes 78,000 shares that Mr. Cook has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 14, 2017.

(8)	Includes 79,000 shares that Mr. Joslin has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 14, 2017.

(9)	Includes 2,000 shares that Ms. Neil has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 14, 2017.

(10)
Includes 257,625 shares that Mr. St. Romain has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 14, 2017.

(11)
Includes 1,242,216 shares that such persons have the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 14, 2017. Also includes 1,213,463 shares held in family trusts, 40,087 shares held in charitable foundations and 55,565 shares held by family members of such persons.

(12)
Based upon such holder’s Schedule 13G/A filed with the SEC on January 25, 2017. BlackRock, Inc. has sole voting power over 2,941,061 shares and sole dispositive power with respect to all shares. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(13)
Based upon such holder’s Schedule 13G/A filed with the SEC on February 14, 2017. Neuberger Berman Group LLC (Neuberger) has shared voting power and shared dispositive power with Neuberger Berman Investment Advisers LLC with respect to all shares. Neuberger Berman Equity Funds has shared voting and dispositive power with respect to 2,087,798 shares. The business address of Neuberger is 1290 Avenue of the Americas, New York, New York 10104.

(14)
Based upon such holder’s Schedule 13G/A filed with the SEC on February 13, 2017. The Vanguard Group, Inc. (Vanguard), an investment advisor, has sole voting power over 24,607 shares, shared voting power over 4,975 shares, sole dispositive power over 3,019,211 shares and shared dispositive power over 26,772 shares. The business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

EQUITY COMPENSATION PLAN INFORMATION

All of the Company’s existing equity compensation plans were approved by stockholders. The following table provides information about shares of Common Stock that may be issued under all of the Company’s existing equity compensation plans as of December 31, 2016.

Plan description	Number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of Common Stock remaining available for future issuance under equity compensation plans
Equity Compensation Plans Approved by Stockholders:
2007 Long-Term Incentive Plan (2007 LTIP)	2,525,509	$34.69	4,808,577	(1)
2002 Long-Term Incentive Plan (2002 LTIP)	25,374	36.24	—
Employee Stock Purchase Plan	—	—	135,152
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	2,550,883	$34.70	4,943,729
(1) Includes 1,278,350 shares that may be issued as restricted stock.

For a complete description of the Company’s equity compensation plans, see Note 6 to the Company’s 2016 Annual Report on Form 10-K.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis section (the CD&A) describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our named executive officers (collectively, our Named Executive Officers or NEOs). This list includes our chief executive officer (CEO), chief financial officer (CFO) and our next three most highly-compensated executives as of December 31, 2016.

For fiscal 2016, our Named Executive Officers were:

▪	Manuel J. Perez de la Mesa, President, Chief Executive Officer and Director;

▪	Mark W. Joslin, Senior Vice President and Chief Financial Officer;

▪	A. David Cook, Group Vice President;

▪	Kenneth G. St. Romain, Group Vice President; and

▪	Jennifer M. Neil, Corporate Secretary and General Counsel.

In this CD&A, we first provide an Executive Summary of our actions and highlights from 2016. We next explain the principles that guide our Compensation Committee’s executive compensation decisions, our Compensation Philosophy and Objectives. We then describe the Compensation Committee’s Process of Setting Compensation, including any supporting role played by the NEOs themselves. Finally, we discuss in detail each of the Components of Compensation, which includes, for each component, a design overview as well as the actual results yielded for each NEO in 2016.
Executive Summary

Our Company is the world’s largest wholesale distributor of swimming pool supplies, equipment and related leisure products, with approximately 100,000 wholesale customers around the world. We operate 344 sales center locations worldwide with approximately 3,900 employees. For more information about our business, please see Item 1, “Business,” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Over the past six years, the pool industry has continued to show signs of recovery, mostly due to the gradual improvement in remodeling and replacement activity. Our consistent base business sales growth reflects industry growth plus market share gains from existing customers expanding their businesses and our success in newer market initiatives such as building materials and commercial pools. Improvements in general external market factors in the United States including consumer confidence, employment, housing, and economic expansion, largely supports our base business growth. We feel these positive external trends have promoted increased consumer spending on higher value products that enhance swimming pools and outdoor living spaces.

Overview of Fiscal 2016

Our Company’s financial and operational accomplishments for fiscal 2016 included the following:

▪	Sales growth of 9% to a record $2.57 billion;

▪	Operating income improvement of 18% and record operating margin of 10.0%;

▪	2016 diluted EPS up 20% to a record $3.47; and

▪	Net cash provided by operating activities that was 111% of net income.

2016 proved to be a year of excellent results. We attribute solid sales growth and even stronger profit growth to a combination of strong execution and favorable weather. Warmer than average temperatures, especially in the beginning and end of the year, lengthened the 2016 season and benefited sales, which were also bolstered by growth in pool remodeling, equipment replacement, swimming pool construction and our increased focus on the commercial market. We believe that sales growth rates for certain product offerings, such as building materials and equipment, support our assertion that there continues to be increased consumer spending in traditionally discretionary areas including pool construction, pool remodeling, as well as equipment upgrades. These increases reflect both the gradual recovery of replacement activity and increased demand for higher-priced, more energy-efficient products.

Return to Stockholders

We have delivered consistent positive returns to our stockholders over time, and in 2016 we continued our long history of increasing dividends and conducting share repurchases.

2016 Executive Compensation Program Highlights

▪
Our executive compensation program is designed and implemented by the Compensation Committee, which strives to incorporate compensation best practices into our program design. The following summary highlights our commitment to executive compensation practices that align the interests of our executives and stockholders:

	What we do:		What we don’t do:

✓	Our executive pay is predominantly performance-based and not guaranteed.	✗	We do not provide excessive perquisites to our executives.
✓	All of our variable compensation plans have caps on plan formulas.	✗	Directors and NEOs are prohibited from pledging and hedging their shares of company stock.
✓	Our equity plans contain “double trigger” change of control vesting provisions.	✗	Our equity plans prohibit the repricing of underwater stock options.
✓	We benchmark pay relative to the market and review our peer group annually.	✗	We do not provide any change of control payments to our executive officers.
✓	We maintain share ownership guidelines.	✗	We do not have any related party transactions.
✓	We maintain executive compensation clawback provisions.	✗	We do not provide excise tax gross-ups.
✓	The Compensation Committee, like all of our Board committees, is comprised solely of independent directors.
✓	Our Compensation Committee retains its own independent compensation consultant.
✓	Beginning in 2016, restricted stock awards include performance-based vesting criteria.

▪	In 2016, our Compensation Committee added performance-based vesting criteria for our restricted stock awards granted under our long-term incentive plan (LTIP).

▪
Also in May 2016, our stockholders approved the terms of our Pool Corporation Executive Officer Annual Incentive Plan (AIP), allowing our Compensation Committee to structure annual cash bonus payments to our executive officers that qualify as performance-based compensation.

▪	A majority of each NEO’s target compensation has been and continues to be at-risk. The charts below show the 2016 plan design, or target, compensation mix by component:

▪
The Compensation Committee approved only a marginal increase in base salaries for each NEO (less than 3% on average), consistent with its long-standing policy of placing greater emphasis on the performance-based components of compensation.

▪
The Compensation Committee approved the same annual cash performance potential as the prior year for each NEO, with plan design targeted at 100% of base salary for our CEO and 75% of base salary for our other NEOs. Actual 2016 annual cash performance awards were 168% of base salary for our CEO and averaged 118% of base salary for our other NEOs based primarily on our attainment of the target level of the diluted earnings per share (EPS) component (the primarily financial component) of the annual performance award.

▪
The Compensation Committee continued to emphasize the importance of our long-term growth by providing substantial pay‑for‑performance compensation opportunities through the medium-term Strategic Plan Incentive Program (SPIP) and the LTIP. For the 2016 SPIP grant, which is based on the diluted EPS growth in the three-year cumulative period from 2016 to 2018, the Compensation Committee established the diluted EPS baseline at $2.90, which was our 2015 diluted EPS. Actual 2016 cash payments under the SPIP were 186% of base salary (out of a possible 200% for maximum performance) for our NEOs, representing an adjusted diluted EPS CAGR of 19.3% for the 2014 to 2016 performance period.

▪
Beginning with grants in 2015, our equity awards are subject to “double trigger” accelerated vesting upon a change of control; this means our unvested equity awards accelerate only if there is both a change of control and the executive experiences a qualifying termination within two years following the change of control.

▪	The Compensation Committee determined the 2016 equity grants for all NEOs based on total compensation targets approximating the peer group median for total compensation.

▪
With regard to our CEO’s 2016 compensation, the Compensation Committee kept the same compensation plan design intact with a very modest salary increase (2.1%), the same annual cash performance program potential, as well as the same medium-term SPIP and long-term equity components, although a performance condition was added to the restricted stock awards granted in 2016.

Results Compared to Peers

We design total compensation for our executives to target or approximate the peer median for total compensation (sometimes referred to as compensation by design), but ultimately our total compensation varies depending on our performance. Our peer group is comprised of public companies primarily engaged in distribution and of similar size based on both revenues and market capitalization. See “Process of Setting Compensation - Establishment of Peer Group” for further information on our peer group.

The table below presents compounded annual growth rates (CAGR) for our EPS and stock price performance as well as our total stockholder return (TSR) performance compared to our peer group median as of December 31, 2016. In addition to our peer group, we believe that our performance should also be measured against the S&P MidCap 400 Index because (a) it is comprised of more similar-sized public companies that represent the most likely alternative investments for investors and (b) we have no direct public company peers given the niche nature of our industry. Given that our compensation philosophy stresses the long-term growth of stockholder value, we believe that longer-term performance data provides the most appropriate comparisons.

	Pool Corporation
	Adjusted(1) Diluted EPS CAGR	Stock Price CAGR	TSR CAGR	Peer Group Median TSR(2) CAGR	S&P MidCap 400 Index CAGR(3)
1-year	20.0%	29.2%	30.6%	24.5%	18.7%
3-year	19.3%	21.5%	22.7%	1.9%	7.3%
5-year	18.3%	28.2%	29.3%	8.7%	13.6%
10-year	7.2%	10.3%	11.0%	9.4%	7.5%

(1)
The adjusted diluted EPS CAGR amounts are based on adjusted 2016 diluted EPS, which excludes a non-cash goodwill impairment charge of $0.6 million, or $0.01 per diluted share. Additionally, the 5-year CAGR is also based on adjusted 2011 diluted EPS, which excludes a non-cash goodwill impairment charge of $1.6 million, or $0.03 per diluted share.

(2)
We calculated TSR based on changes in the market price of each company’s common stock plus dividends paid during the respective periods, if applicable, using information from company financial statements and various financial websites including www.nasdaq.com. In calculating TSR, we used stock-split adjusted amounts for both historical market prices and dividends paid.

(3)	As reported by NASDAQ.

As reflected in the table below, 2016 actual total compensation for our NEOs was 22% higher than the peer group median amount. This difference largely reflects our performance over the one-and three-year time frames during which our total stockholder return CAGR was 30.6% and 22.7% compared to our peer group median total stockholder return CAGR of 24.5% and 1.9%, respectively. Moreover, our stock price CAGR also exceeds that of the S&P MidCap 400 Index for all periods presented above. As such, our higher-than-peer pay was based on our exceptional performance and, as discussed in the footnote below, the fact that the peer group compensation data used in our comparison is generally a year or more old.

Total Compensation Above (Below) Peer Group Medians(1)
Position	2016 Actual	2016 Plan Design
CEO	10%	(7)%
All Other NEOs	30%	3%
Total NEOs	22%	(1)%

(1)
Our Compensation Committee set our compensation plan design for fiscal 2016 in February 2016. At that time, peer group compensation data for 2015 was not available. Therefore, the peer group median amounts used for comparison in the above table were calculated primarily using 2014 compensation data.

The actual amounts in the table above reflect the reported amounts per the Summary Compensation Table, except for the value of stock options. For both our stock options and our peer group’s stock options, rather than use the estimated grant date fair values as reported in the proxy statements, we estimated stock option values by multiplying the number of stock options awarded by 40% of the stock’s closing price on the grant date (assuming this price equals the exercise price). We believe this eliminates potential differences related to fair value assumptions for expected term, volatility and dividend yield, thus improving the comparability to our peer group.
After review of all existing programs, consideration of current market and competitive conditions, and alignment with our overall compensation objectives and philosophy, we believe that the total compensation program for our executives is appropriately focused on increasing value for stockholders and enhancing corporate performance. We believe that a significant part of our executive pay is properly tied to stock appreciation or stockholder value through stock options, restricted stock awards and incentive performance measures.

Results of 2016 Say-on-Pay Vote
At our 2016 annual meeting of stockholders in May, our stockholders approved our executive compensation by a vote of 98.0% of the votes cast (excluding broker non-votes). Because our NEO compensation is principally established in February of each year, the results of the 2016 say‑on‑pay vote were not taken into consideration in setting the 2016 executive officer compensation. However, the Compensation Committee did consider the strong support we received on the 2015 say-on-pay vote, which was approved by 98.2% of the votes cast (excluding broker non-votes). Our Compensation Committee is mindful of the strong support our stockholders expressed and as a result continues to believe that our general approach to and design of executive compensation properly align the interests of our stockholders and our performance. Going forward, the Compensation Committee will continue to review stockholder advisory votes on executive compensation and take them into consideration when making future executive compensation decisions.

Compensation Philosophy and Objectives
We believe our employees are our most important asset. The primary objectives of our compensation program are to attract, motivate, reward and retain talented executives who are critical to our success. The overriding principle of our executive compensation philosophy is that compensation must be linked to continuous improvements in corporate performance and sustained increases in stockholder value. We believe that a substantial portion of executive compensation should be at-risk based on performance and that the majority of the at-risk compensation opportunity should be predicated on medium- and long-term rather than short-term results. We strive to develop our executives’ capabilities and focus them on achieving superior long-term returns for our stockholders, while assuring that our programs do not lead to unnecessary risk taking.
Our executive compensation philosophy applies to all employees, with increasingly greater proportions of total compensation being at-risk as an employee’s responsibility increases. While we place great value on long-term performance and the corresponding improvement in stockholder value, we seek to balance the relationship between total stockholder return and short-term and long-term compensation in order to complement our annual and long-term business objectives and encourage the fulfillment of those objectives through executive performance.
In pursuing these objectives, we seek to design and maintain a program that will accomplish the following:

•	align total compensation by design to the median total compensation of our peer group;

•	align compensation with our performance in achieving financial and non-financial objectives;

•	tie compensation to individual and group performance;

•	closely align incentive compensation with stockholders’ interests; and

•	promote equity ownership by executives through long-term performance compensation.

While we have not established specific target percentages of total compensation for short-term and long-term compensation, we do take into consideration the individual components in relation to the total opportunity we seek to provide. Under our program, our performance impacts both short-term and long-term compensation, as superior performance will result in additional compensation through our annual cash performance program and medium-term SPIP and increased value of our equity grants over the long term.  Our goal is for the portion of compensation that is at-risk (both short-term and long-term) to constitute a substantial and meaningful portion of total compensation and for sustained long-term growth to result in the greatest compensation opportunities.

Process of Setting Compensation

Our Compensation Committee is responsible for the oversight of our executive compensation. The Compensation Committee approves compensation plans for senior management and equity-based plans for all employees. In its evaluation of executive compensation, the Compensation Committee considers many factors, including the Company’s overall performance; each individual executive’s role and responsibilities, performance, tenure, and experience; and peer group performance.

The Compensation Committee normally meets in February of each year to set executive compensation plans for that fiscal year. To do this, it uses the most current data available for peer group compensation, although this data is generally a year or more old.

Role of Management

The Compensation Committee also relies upon data, analysis and recommendations from our CEO. While the CEO provides recommendations with respect to potential senior management compensation and the Compensation Committee reviews such recommendations, the Compensation Committee ultimately uses its collective judgment to determine senior management compensation. The CEO does not provide recommendations for his own compensation as the Compensation Committee independently determines and approves his compensation. Although the CEO attends Compensation Committee meetings at which executive compensation matters are considered, he is not present when the Compensation Committee deliberates or votes on his compensation. Our Company’s management also assists the Compensation Committee with developing the peer group analysis.

Role of Compensation Consultant

Our Compensation Committee periodically engages a compensation consultant to review and comment upon director and executive compensation. In 2015, in an effort to continue to ensure that our executive compensation properly aligns with the interests of our stockholders and remains comparable with the market, the Compensation Committee engaged Lyons, Benenson & Company Inc. (Lyons) to review our 2016 executive compensation program and peer group composition. Also in 2015, the Compensation Committee engaged Lyons to conduct a review of non‑employee director and chairman compensation. Lyons reported directly to the Compensation Committee chairman and was advised by the Compensation Committee to compare our director compensation program against our peer group.

Benchmarking and Establishment of Peer Group

As noted above, we believe that the total target compensation should be closely aligned to the median total compensation of our peer group. We establish compensation targets for each executive position in the aggregate and by component based on a design that we believe will best achieve our strategic and financial objectives. The Compensation Committee compares our main compensation components – base salary, annual bonus, SPIP and equity awards – individually and in the aggregate to the compensation of the most highly compensated executive officers of companies it uses as its “peer group” (the peer group is sometimes referred to as the “market”). These comparisons are based on compensation information published in the peer group’s annual proxy statements, except for stock options. Rather than use the estimated grant date fair values as reported in the proxy statements, we estimated stock option values by multiplying the number of stock options awarded by 40% of the stock’s closing price on the grant date (assuming this price equals the exercise price). We believe this adjustment makes the estimated compensation amounts for stock options more comparable between companies by eliminating potential differences related to fair value assumptions for expected term, volatility and dividend yield.

The Compensation Committee reviews management’s evaluation of potential peer companies, approves the annual peer group and also reviews the annual executive compensation analysis that is prepared by management and, in some years, by the compensation consultant. In developing our peer group, we evaluate the following criteria:

▪	organizational structure (public companies);

▪	type of business (primarily distribution);

▪	company size (based on revenue and market capitalization); and

▪	peer group size (number of peer companies).

In performing our evaluation, we focus on public companies that we believe would provide a comparable cross-industry subset of distributors. While we evaluate companies that may have some manufacturing or retail operations, we generally exclude companies from consideration if the majority of the business is not distribution. Since our Global Industry Classification Standard (GICS) industry group (2520 - Consumer Durables & Apparel) is very broad and our GICS industry (252020 - Leisure Equipment & Products) would not provide an adequate peer group size, we believe that using a cross-industry subset of distributors for our peer group provides a more meaningful executive compensation benchmarking analysis than using companies based on one of our industry sectors.

In the fall of 2015, we reviewed and updated our peer group by removing MWI Veterinary Supply, Inc. after they were acquired and their executive compensation data was no longer available. We also removed LKQ Corporation and WESCO International, Inc. as their annual net sales exceeded the top end of our revenue criterion range and we were able to identify distribution companies with revenue within that range that we believe are better aligned to our business. As such, we added Fastenal Company, NOW Inc. and Wesco Aircraft Holdings, Inc. to our 2016 peer group.
Our 2016 peer group consisted of the following companies:

• Applied Industrial Technologies, Inc.	• Kaman Corporation	• ScanSource, Inc
• Beacon Roofing Supply, Inc.	• MRC Global Inc.	• Steelcase Inc.
• Boise Cascade Company	• MSC Industrial Direct Company, Inc.	• Essendant Inc. (formerly
• Builders FirstSource, Inc.	• NOW Inc.	United Stationers Inc.)
• DXP Enterprises, Inc.	• Nu Skin Enterprises, Inc.	• Universal Forest Products, Inc.
• Fastenal Company	• Patterson Companies, Inc.	• Watsco, Inc.
• Helen of Troy Limited	• Sally Beauty Holdings, Inc.	• Wesco Aircraft Holdings, Inc.

The table below presents our revenue and market capitalization compared to the 2016 peer group median (based on data available in the fall of 2015 when the 2016 peer group was established).

(in millions)	Revenue	Market capitalization
POOL (1)	$2,247.0	$3,090.0
Peer group median (2)	2,851.0	1,670.0

(1)	POOL’s revenue reflects our most recent annual net sales (fiscal year 2014) at the time of our analysis and our market capitalization is as of September 22, 2015.

(2)
The peer group’s revenue represents the median annual net sales based on annual public filings available as of September 2015; the peer group’s median market capitalization is as of September 22, 2015.

The Compensation Committee reviews each component of compensation compared to the peer group and the prior year’s total compensation for our NEOs versus the peer group. However, the Compensation Committee ultimately focuses on whether total compensation by design aligns closely with the peer group median total compensation amounts. While we compare our CEO position to the CEO positions for our peer group, we compare our other NEOs to the peer group in the aggregate as opposed to by position because we believe it affords a better comparison overall as the positions and responsibilities for this group vary from company to company.
Market medians and the ranges around them only represent beginning reference points. The Compensation Committee also uses its subjective judgment to set compensation that reflects factors such as individual performance and skills, long-term potential, tenure in the position and retention considerations. The Compensation Committee also reviews the total annual compensation that each executive could potentially receive and, for perspective, reviews the previous year’s compensation value for each executive.

The Compensation Committee has considered the impact that paying below the median of our peers might have on attracting, retaining and motivating senior management. The Compensation Committee believes that the fundamental philosophy of emphasizing pay-for-performance is the right one for our Company, and that our core compensation program as currently designed (base salary, annual bonus, SPIP, and equity awards) can provide competitive or superior total compensation for senior management compared to our peer group given a reasonable economic environment. The Compensation Committee continues to believe that the design of our compensation program reflects a greater weighting to performance-based and at-risk compensation than the peer group median, as evidenced by the comparisons of our compensation components to the related peer group median amounts (see tables included in the “Components of Compensation” section below). Provided that our performance meets or exceeds expectations in future years, the Compensation Committee expects our NEOs will realize total compensation comparable or superior to the peer group median over time.

Components of Compensation
Our annual executive compensation program is relatively simple in format and includes four primary components:

Compensation Component	Key Characteristics	Purpose
Base salary	Conservative level of fixed cash compensation based on responsibility, experience and tenure	Provide a fixed, baseline level of cash compensation
Annual cash award (annual bonus)	Annual cash payment tied to performance during the fiscal year relative to pre-established performance goals	Reward for achieving our annual financial and business goals
Strategic Plan Incentive Program (SPIP)	Medium-term cash performance opportunity	Provide a three-year, performance-based award subject to the achievement of specified earnings objectives, signifying achievement of strategic initiatives
Long-term equity awards	Variable compensation comprised of performance-based restricted stock awards, stock options, or a combination of the two	Align executive performance with stockholder interests and long-term goals
As discussed in “Compensation Philosophy and Objectives” above, we believe that employees at senior levels should have a larger proportion of total compensation delivered through pay-for-performance cash awards and long-term equity compensation. As a result, their compensation will be more significantly impacted, both upward and downward, by our financial performance and stockholder return. Because of this correlation, the Compensation Committee believes our executives have a greater percentage of their compensation at-risk than the executives in our peer group. We discuss each compensation component in more detail below.
Base Salary
(Summary Compensation Table, Column 3)
Salaries provide executives with a base level of income and help achieve the objectives outlined above by attracting and retaining strong talent. Our plan design is for total executive compensation at comparable performance levels to be at the peer group’s median total compensation. However, our base salary is more conservative by design and thus consistent with our overall philosophy of focusing on at-risk or performance-based pay. In determining an executive’s base salary, the Compensation Committee reviews Company and individual performance information and peer group executive compensation information.
Changes in our NEOs’ base salaries from year to year reflect general changes in market pay for executive talent, changes in responsibility for individual NEOs from time to time and, to a lesser extent, the individual’s job performance over time. Additionally, base salary levels for all NEOs have been substantially below market historically as compared to our peers. We do not generally provide our NEOs with automatic annual salary increases or other cost of living adjustments.
The 2016 base salary levels for our NEOs continued to remain low by design as compared to our peer group. The following table presents the percentage variances between our 2016 actual base salary amounts and the peer group median base salary amounts:

Base Salary Above (Below) Peer Group Medians
Position	2016 Actual
CEO	(40)%
All Other NEOs	(33)%
Total NEOs	(35)%
In 2016, the Compensation Committee approved a marginal increase in base salaries for each NEO. The average salary increase for the NEOs was less than 3%. Mr. Perez de la Mesa received a modest 2.1% increase, and Mr. St. Romain received the greatest percentage increase, 3.6%, to place him more in line with the target market and his fellow NEOs given his responsibilities and performance. Mr. Perez de la Mesa, as our CEO, receives the highest base salary as compared to our other NEOs in recognition of his substantially greater responsibilities. Mr. Perez de la Mesa’s duties and responsibilities encompass all aspects of our management and operations and are greater in scope and collectively more significant in nature than those of any other NEO. Even with these increases, our NEOs’ 2016 base salaries as a group were 35% below the peer group median as shown in the table above.

Annual Incentive Plan
(Summary Compensation Table, Column 6)
(Grants of Plan-Based Awards, Columns 3-4)

We use an annual cash performance award (annual bonus) to focus corporate behavior on short-term goals for growth, financial performance and other specific financial and business improvement metrics. We offer executives the opportunity to earn goal-oriented awards that are responsive to changing internal and external business conditions from year to year. Each year, objectives are set for the Company, our business units and individual executives. Actual performance is later measured against these objectives. At the first Compensation Committee meeting each year, which is generally held in February, the Committee approves annual bonus payments for the prior year’s performance and reviews and approves goals for each NEO for the current year. Annual bonus payments, if any, are normally made in late February or early March after the end of the performance period in which the bonuses were earned.

In May 2016, our stockholders approved our Pool Corporation Executive Officer Annual Incentive Plan (AIP), enabling us to grant awards that satisfy the requirements of a performance-based compensation program under Section 162(m). Under the AIP, the Compensation Committee has the discretion to structure the annual bonus program as it deems appropriate, including designing an “umbrella plan” under which one or more performance goals are established to fund a pool, from which individual awards, which may be subject to additional performance criteria, are then made.

2016 Plan Design

In February 2016, the Compensation Committee established the performance metrics applicable to awards under the AIP for 2016 and the maximum bonus payable to each executive officer under the AIP. As approved by the Compensation Committee, if the Company achieved 10% return on invested capital (ROIC) for fiscal year 2016, then a bonus pool of $5,006,000 would be funded to satisfy annual cash awards under the AIP. To establish our baseline performance goal for performance-based awards issued in 2016, we reviewed our peer companies’ proxy statements and Lyons’ report on executive compensation arrangements presented to our Compensation Committee at the end of 2015. We established the baseline ROIC of 10% for awards granted in 2016 after reviewing the three-year average ROIC (as prepared by Lyons) for our peers for periods dating back to 2008.

For consistency purposes, we adopted the ROIC calculation used by Lyons in their analysis whereby the numerator is net income attributable to Pool Corporation before after-tax interest expense and the denominator is the sum of total long-term debt and stockholders’ equity at fiscal year end. Our ROIC for the year ended December 31, 2016 was 24.5%. As such, the bonus pool for 2016 under the AIP was funded. In addition, the Compensation Committee then set additional performance criteria (described below) for each individual NEO in order for the officer to earn his or her allocated portion of the bonus pool.

For 2016, our NEOs’ annual bonus targets were based on the following two objective performance criteria categories:

▪	specific financial measures (EPS and operational cash flow(1)); and

▪	specific business objectives applicable to each NEO.

(1) Ms. Neil’s annual bonus plan is based on EPS and other specific business objectives but is not impacted by operational cash flow.

For 2016, the Compensation Committee used adjusted diluted EPS as the primary performance financial metric for annual bonuses, as set forth in the table below. The Compensation Committee may authorize EPS adjustments as specified by our compensation plans and consistent with the requirements of Section 162(m). During the third quarter of 2016, we recorded a non-cash goodwill impairment charge of $0.6 million, which had an impact of $0.01 per diluted share. The Compensation Committee approved 2016 annual bonus payments based on adjusted diluted EPS of $3.48. We believe EPS is the best medium-term and long-term stockholder value indicator as it has had the strongest long‑term correlation with our stock price over time of any objective measurement, it is performance-based, and its use in our cash award plans supports our business goal of providing a superior return to our stockholders. The Compensation Committee has evaluated whether our reliance on EPS creates unnecessary risk and does not believe that it does. Indeed, as reflected in the “Executive Summary” above, the correlation between our 10-year CAGR for adjusted diluted EPS (7.2%) and stock price (10.3%) further underscores why we believe our reliance on EPS is appropriate. For each NEO, the Company financial measures are supplemented by individualized business performance metrics tailored to that officer’s unique area of responsibility. Our NEOs’ annual bonuses are also subject to a diluted EPS overlay, which means that the Compensation Committee may eliminate or limit bonus payments depending on our EPS results for the year. The metrics for all NEOs are designed to be challenging and encourage improvement over the status quo.

The annual bonus provides our CEO an up to 200% of salary opportunity (with plan design of 100%) and our other NEOs an up to 150% of salary opportunity (with 75% being the design), except that Ms. Neil’s maximum annual bonus opportunity is 100% of her base salary. As evidence of our commitment to pay for performance, the table below presents the average annual bonus payout as a percentage of salary for our NEOs as a group over the past five years.

Fiscal Year End	Average Annual Bonus Payout as a Percentage of Base Salary (for all NEOs as a group)	Adjusted Diluted EPS Growth Over the Prior Year (1)
2016(2)	134%	20%
2015	104%	19%
2014	94%	19%
2013(2)	61%	11%
2012(2)	124%	23%

(1)
While EPS is the primary component of our average annual bonus payout, operational cash flow results and the achievement of other specific business objectives also impact our NEOs’ annual bonus payouts.

(2)
The 2016 EPS growth is based on adjusted 2016 diluted EPS, which excludes a non‑cash goodwill impairment charge of $0.6 million, or $0.01 per diluted share. The 2013 and 2012 EPS growth is based on adjusted 2012 diluted EPS, which excludes a non-cash goodwill impairment charge of $6.9 million, or $0.14 per diluted share. The 2012 EPS growth is also based on adjusted 2011 diluted EPS, which excludes a non‑cash goodwill impairment charge of $1.6 million, or $0.03 per diluted share.

The table below details compensation opportunities available to each of our NEOs under various 2016 performance scenarios. The extent to which objectives are achieved determines the award earned.

Annual Cash Performance Opportunity
(expressed as a percentage of base salary)

	Diluted EPS(1)						Operational Cash Flow(2)				Other Specific Business Objectives(3)	Maximum Opportunity
	$3.05	$3.15	$3.25	$3.35	$3.45	$3.55	80%	95%	105%	110%
Mr. Perez de la Mesa	15.0%	30%	45.0%	60%	100%	140%	—%	10%	23%	30%	30%	200%
Mr. Joslin	12.5%	25%	37.5%	50%	75%	100%	—%	5%	10%	10%	40%	150%
Mr. Cook	10.0%	20%	30.0%	40%	60%	80%	—%	5%	10%	10%	60%	150%
Mr. St. Romain	10.0%	20%	30.0%	40%	60%	80%	—%	5%	10%	10%	60%	150%
Ms. Neil	12.5%	25%	37.5%	50%	50%	50%	N/A	N/A	N/A	N/A	50%	100%

(1)	Based on our potential diluted EPS for the year ended December 31, 2016. The cash award earned is prorated based on diluted earnings per share between $3.05 and $3.55.

(2)
Based on our net cash provided by operating activities as a percentage of net income for the year ended December 31, 2016. The cash award earned is prorated based on cash provided by operating activities as a percentage of net income between 80% and 110% for Mr. Perez de la Mesa and between 80% and 105% for Messrs. Joslin, Cook and St. Romain. In 2016, we achieved net cash provided by operations that was 111% of net income; thus, no proration was necessary.

(3)
Each executive’s respective business objectives reflects operational improvements related to his or her specific responsibilities, as described below. Certain subjective business objectives, such as organizational planning and development, are also subject to the diluted EPS overlay set forth in the table above.

The table below presents the annual bonus earned by each NEO for 2016 under the AIP. We believe the 2016 actual annual bonus payouts reflected our strong performance in 2016, including 20% growth in EPS and a 30.6% one-year total stockholder return. These payouts also reflect the variability of our annual cash award based on performance, which is by design given that our NEOs’ base salaries are significantly below our peer group median base salary amounts. The total payouts under the annual bonus ranged from 95% to 168% of each NEO’s base salary and consisted of a calculated award of approximately 26% to 52% of base salary for the achievement of specific individual business objectives.  All of the 2016 annual cash awards were based on actual objectives achieved and the Compensation Committee did not include any additional discretionary award amounts.

			Components as a % of Base Salary
	Annual Bonus Earned	Bonus as a Percentage of Base Salary	Adjusted Diluted EPS(1)	Operational Cash Flow(2)	Other Specific Business Objectives(3)
Mr. Perez de la Mesa	$806,400	168.0%	112.0%	30.0%	26.0%
Mr. Joslin	355,725	127.5%	82.5%	10.0%	35.0%
Mr. Cook	343,140	114.0%	66.0%	10.0%	38.0%
Mr. St. Romain	370,620	127.8%	66.0%	10.0%	51.8%
Ms. Neil	180,500	95.0%	50.0%	N/A	45.0%

(1)
We achieved diluted EPS of $3.47 for the year ended December 31, 2016; adjusted diluted EPS was $3.48 for the year. During the third quarter of 2016, we recorded a non-cash goodwill impairment charge of $0.6 million, which had an impact of $0.01 per diluted share.

(2)	Net cash provided by operations was 111% of net income for the year ended December 31, 2016.

(3)
Each of the NEO’s respective business objectives reflects our focus on continued growth and improvement in execution over our past performance. In each case, these objectives represent stretch goals that each executive may or may not be able to achieve. The table below describes each NEO’s other specific business objectives, the bonus opportunity as a percentage of base salary for each, and the payout level achieved as a percentage of base salary for each.

Other Specific Business Objectives by NEO

Objective	Opportunity	Achievement
Mr. Perez de la Mesa
▪ return on invested capital	10.0%	10.0%
▪ organizational planning and development	10.0%	10.0%
▪ strategic projects	10.0%	6.0%
	30.0%	26.0%

Mr. Joslin
▪ expense management and profitability improvement	15.0%	15.0%
▪ strategic projects	20.0%	15.0%
▪ credit and collections initiatives	5.0%	5.0%
	40.0%	35.0%

Mr. Cook
▪ group profit	40.0%	25.7%
▪ working capital management	10.0%	7.5%
▪ strategic sourcing	5.0%	4.8%
▪ gross margin	5.0%	—%
	60.0%	38.0%

Mr. St. Romain
▪ group profit	40.0%	36.8%
▪ working capital management	10.0%	7.5%
▪ packaged pool product management	5.0%	2.5%
▪ gross margin	5.0%	5.0%
	60.0%	51.8%

Ms. Neil
▪ strategic projects and organizational support	25.0%	20.0%
▪ corporate governance and compliance	10.0%	10.0%
▪ litigation management	10.0%	10.0%
▪ safety and workplace training	5.0%	5.0%
	50.0%	45.0%

The following table presents the percentage variances between our NEOs’ annual cash award amounts (2016 actual and 2016 plan design) and the peer group median annual cash award amounts, which reflect 2014 or 2015 annual cash awards based on publicly available information as of February 2016 when the Compensation Committee set our 2016 compensation:

Annual Cash Award Above (Below) Peer Group Medians
Position	2016 Actual	2016 Plan Design
CEO	11%	(34)%
All Other NEOs	26%	(20)%
Total NEOs	19%	(26)%

Medium-Term Cash Award
(Summary Compensation Table, Column 6)
(Grants of Plan-Based Awards, Columns 3-4)

The Compensation Committee adopted the SPIP, which our stockholders last approved in 2016, to provide senior management with an additional performance-based award based upon the achievement of specified earnings objectives.  The SPIP is a cash-based, pay‑for‑performance award program that links our medium-term financial performance with the total cash compensation paid to senior management. The SPIP serves to complement our annual bonus program and the longer-term value creation potential provided by equity awards. Since the SPIP ties a large percentage of total potential compensation directly to our business results, the Compensation Committee believes this program underscores our pay‑for‑performance philosophy and helps focus executive attention on longer-term strategic goals.

Payouts through the SPIP are based on the three-year compounded annual growth rate (CAGR) of our diluted EPS. As previously noted, we believe EPS growth is the metric that has shown the greatest correlation with our stock price growth over the long term. The Compensation Committee believes that while the SPIP targets are aggressive, they are reasonable and provide both a fair reward and strong upside potential for our executives. The Compensation Committee may authorize EPS adjustments as specified by the SPIP and consistent with the requirements of Section 162(m) of the Internal Revenue Code. For the 2016 annual bonus payout, the Compensation Committee authorized the use of adjusted diluted EPS in measuring performance, and consistent with that approach, the adjusted diluted EPS will serve as the baseline for the new performance period beginning January 1, 2017 and ending December 31, 2019.

Under the terms of the SPIP, our NEOs are eligible to earn a maximum cash award of up to 200% of their base salary, with minimum targets based on a three-year EPS CAGR of 10%.  By way of example, the following table presents the award, expressed as a percentage of an NEO’s salary, to be earned for the three-year performance period beginning January 1, 2016 and ending December 31, 2018, with a baseline EPS of $2.90, which was our diluted EPS for 2015:

CAGR	2018 EPS	Salary %	CAGR	2018 EPS	Salary %
10%	$3.86	50%	16%	$4.53	120%
11%	3.97	60%	17%	4.64	140%
12%	4.07	70%	18%	4.76	160%
13%	4.18	80%	19%	4.89	180%
14%	4.30	90%	20%	5.01	200%
15%	4.41	100%

The following table presents our three-year EPS CAGR and corresponding payouts as a percentage of base salaries for each of the last three fiscal years.

Three-Year Performance Period	SPIP Payout as a Percentage of NEO Base Salaries	Three-Year EPS CAGR
January 1, 2014 - December 31, 2016 (1)	186.0%	19.3%
January 1, 2013 - December 31, 2015 (2)	123.3%	16.2%
January 1, 2012 - December 31, 2014 (3)	168.0%	17.6%

(1)	We calculated the 3-year CAGR using adjusted 2016 diluted EPS, which excludes a non-cash goodwill impairment charge of $0.6 million, or $0.01 per diluted share.

(2)	The baseline EPS for this performance period reflects adjusted 2012 diluted EPS, which excludes a non-cash goodwill impairment charge of $6.9 million, or $0.14 per diluted share.

(3)	The baseline EPS for this performance period reflects adjusted 2011 diluted EPS, which excludes a non-cash goodwill impairment charge of $1.6 million, or $0.03 per diluted share.

The following table presents SPIP awards with open performance periods as of January 1, 2017:

Grant Year	Three-Year Performance Period	Baseline EPS	Minimum EPS for Payout (10% CAGR)	Maximum EPS for Payout (20% CAGR)
2015	January 1, 2015 - December 31, 2017	$2.44	$3.25	$4.22
2016	January 1, 2016 - December 31, 2018	$2.90	$3.86	$5.01
2017	January 1, 2017 - December 31, 2019	$3.48	$4.63	$6.01

Long-Term Equity Award
(Summary Compensation Table, Columns 4-5)
(Grants of Plan-Based Awards, Columns 5-8)
(Outstanding Equity Awards at Fiscal Year-End)

Equity grants are a key element of our total compensation package. Our approach to long-term equity awards to our NEOs consists of stock options and restricted stock awards, both of which provide retention value through the imposition of cliff vesting conditions. In 2016, in an effort to place an even greater emphasis on performance, the Compensation Committee granted performance‑based restricted stock awards to our NEOs. While still subject to time-based cliff vesting conditions, these awards are further subjected to performance-based vesting criteria as discussed in more detail below.

We determine individual equity grant awards based on relevant market data and each respective employee’s responsibility and performance. We believe that long-term equity awards in the form of stock options align executive performance with stockholder interests because employees have a vested interest in our stock performance and the option’s value only appreciates from stock price improvement after the grant date. Similarly, we believe that restricted stock awards reward performance because the ultimate value of the shares depends upon our Company’s long-term performance. Restricted stock awards convey all the rights of a stockholder, including the right to vote and receive dividends, but recipients may not sell or transfer the shares until they are fully vested. The Compensation Committee believes that in times of economic volatility, restricted stock awards can play an important role in retention and motivation that stock options alone cannot.

We use the following service-based equity vesting schedules to encourage employee equity holding and employment retention:

Length of Service to the Company	Vesting Schedule
Less than five years	100% vest five years after the grant date
More than five years	50% vest three years after the grant date 50% vest five years after the grant date

Beginning with the 2016 equity grants, restricted stock awards to our employees contain performance-based criteria in addition to the service-based vesting criteria discussed above. The timing of the performance period aligns with the service period, as the performance metric may be achieved in any consecutive three-year period during the three/five-year service-based vesting period. By way of example, for restricted stock awards granted in 2016, the performance metric may be achieved in any consecutive three-year period beginning January 1, 2016 through December 31, 2020. If the performance metric fails to be met by the end of the performance period ending December 31, 2020, then all shares of performance-based restricted stock will be immediately forfeited and canceled for these grants.

Under the performance-based vesting criteria for restricted stock awards granted in 2016, these shares will vest based on our achievement of a three-year 10% ROIC target established at the beginning of the performance period. We believe ROIC is an important indicator of financial health and company growth and is consistent with our compensation philosophy that compensation must be linked to continuous improvements in corporate performance. Further, after reviewing our peer companies’ proxy statements, we noted that ROIC was among the most widely used of the financial metrics for performance-based compensation. For more information on our ROIC calculation and 2016 results, please see the “Annual Incentive Plan” section above.

In 2016, the Compensation Committee allowed each of the NEOs to elect to receive his or her equity grant in the form of performance-based restricted stock awards, stock options, or some reasonable combination of the two. The Compensation Committee believes that both stock options and restricted stock awards are closely aligned with the interests of stockholders and by offering our NEOs this choice, it serves our objectives of retention and motivation. Mr. Perez de la Mesa elected to receive 50% of his equity award in performance-based restricted stock awards and 50% in stock options. Messrs. Cook, Joslin, St. Romain and Ms. Neil each elected to receive 100% of their respective equity awards in the form of performance-based restricted stock awards.

In determining the above awards, we used a ratio of 2.5 stock options to 1.0 restricted share. By way of example, Mr. Perez de la Mesa was entitled to receive 60,000 stock option equivalents. He could have elected to receive either 60,000 stock options, 24,000 restricted stock awards, or a combination of the two forms of equity. Mr. Perez de la Mesa chose to receive his 2016 equity grant in the form of 50% stock options and 50% restricted stock awards, which resulted in an award of 30,000 stock options and 12,000 restricted stock awards. This 2.5 to 1.0 ratio reflects the Compensation Committee’s estimate of equivalent fair value amounts for stock options and restricted stock awards. This estimate is based on the average of a range of fair value estimates for stock option awards, assuming that the stock options would have an expected term of 10 years (held for the full contractual term) and an estimated dividend yield rate of 1.5%.

Based on the total grant date fair value of equity-based awards granted in 2016, the equity-based awards granted to our CEO, Mr. Perez de la Mesa, were slightly more than 3.0 times the average total fair value of the equity-based awards to our other NEOs in recognition of his substantially greater responsibilities. Mr. Perez de la Mesa’s duties and responsibilities encompass all aspects of our management and operations and are greater in scope and collectively more significant in nature than those of our other NEOs. Based on the 2016 equity grants and as noted in the table below, our CEO’s 2016 total equity compensation was in line with the peer group median for the most recent fiscal year reported.

The table below presents the percentage variances between our 2016 actual total equity compensation amounts and the peer group median total equity compensation amounts. As previously discussed, all stock option awards are valued based on the number of stock options awarded multiplied by 40% of the closing stock price on the grant date (assuming this price equals the exercise price).

Total Equity Compensation Above Peer Group Medians
Position	2016 Actual
CEO	5%
All Other NEOs	14%
Total NEOs	10%

Currently, the Compensation Committee grants equity awards at their first meeting of the year, which is normally held in February. This annual grant coincides with the annual performance review and compensation adjustment cycle. Stock options are granted at an exercise price equal to our stock’s closing price on the grant date. The Compensation Committee may also grant equity awards to employees hired during the year. As an employee’s responsibility increases, equity grants become a greater percentage of his or her total compensation, equating to more at-risk compensation for higher level employees.

Stock Ownership Guidelines

The Compensation Committee believes that our executives and directors should have a significant equity interest in the Company to create an owner’s perspective in managing our Company and to further align their interests and actions with the interests of our stockholders. Since 2009, our Board has maintained stock ownership guidelines that generally require within five years of appointment, our NEOs and directors hold shares of Common Stock or stock equivalents with a market value as follows:

Position	Equity Ownership Guidelines
CEO	5x base salary
Vice presidents	2x base salary
Directors (other than the CEO)	3x annual cash retainer

The Compensation Committee reviews compliance with the stock ownership guidelines annually, and all NEOs and directors are presently in compliance with the guidelines.

Retirement and Savings Plans
(Summary Compensation Table, Column 7)
(Nonqualified Deferred Compensation)

The Pool Corporation 401(k) Plan (the 401(k) Plan), which is generally available to both management and non-management personnel, allows eligible employees to defer eligible compensation up to the Internal Revenue Code limit. For 2016, the limit was $18,000, or $24,000 for participants who attained the age of 50 during the plan year. We contribute a 100% match on the first 3% of eligible compensation deferred, a 50% match on deferrals between 3% and 5% and no match on deferrals over 5%.

The PoolCorp Nonqualified Deferred Compensation Plan (the Deferred Compensation Plan) allows certain employees who occupy key management positions (including all of the NEOs) to defer eligible cash compensation and enables participants to receive matching contributions on the same percentage of eligible compensation as offered under the 401(k) Plan. Our total Company matching contributions given to a participant under the 401(k) Plan and the Deferred Compensation Plan during any one year may not exceed 4% of a participant’s eligible cash compensation. The purpose of the Deferred Compensation Plan is to make total retirement benefits for our employees who earn over the qualified plan limits commensurate with those available to other employees as a percentage of pay.

We do not provide any defined benefit pension arrangements nor do we provide any other compensation arrangements to our NEOs other than those discussed in this proxy statement or available to all Company employees.

Perquisites
(Summary Compensation Table, Column 7)

Our philosophy is that perquisites should be limited. In line with this philosophy, our executives are offered few benefits that are not generally available to all of our employees. We provide certain employees, including the NEOs, with a company vehicle, including maintenance, insurance and fuel. We allow these employees to use their vehicles for personal and business reasons. Officers may choose to purchase their company vehicle at book value at any point. Additionally, we waive medical and dental monthly premiums for officers, including each of the NEOs. The Company does not own any aircraft or have any contract for air charter service and does not reimburse NEOs for club or like memberships. Excluding benefits available to all full‑time employees, NEO benefits and other compensation represents less than 3% of the NEO total compensation in the aggregate.

Other Compensation Matters

Post-Employment Matters

Under Mr. Perez de la Mesa’s employment agreement, if the Company terminates his employment other than for cause, he will receive his base salary for a period of six months. The agreement also provides that Mr. Perez de la Mesa may not compete with the Company for two years following the termination of his employment. The other NEOs have also signed employment agreements, which entitle them to receive their respective base salaries for a period of three months if terminated for reasons other than cause, and which prevent them from competing with the Company for one year following such termination. The Compensation Committee believes these provisions are necessary to recruit highly talented executives and are conservative considering current market conditions and competing businesses. Further, the Compensation Committee believes that these post-employment payment levels are below the general practice among comparable companies. Our NEOs are not entitled to any change of control or “parachute” payments or benefits other than accelerated vesting of their outstanding equity awards in the case of a qualifying termination within two years of a change of control as further described in the “Potential Payments Upon Termination of Employment or Change of Control” section of our Executive Compensation discussion.

Certain Tax Considerations

Under Section 162(m) of the Internal Revenue Code (Section 162(m)), public companies may generally not take a tax deduction for compensation in excess of $1.0 million paid to certain executive officers, including a company’s chief executive officer or any of the next three most highly compensated officers other than the chief financial officer. If compensation qualifies as “performance-based” under Section 162(m), it does not count against the $1.0 million deduction limit.

In 2016, our stockholders approved our AIP, our Amended and Restated 2007 Long-Term Incentive Plan and our SPIP, in part to make awards under these plans eligible for qualification as “performance-based” for purposes of the deductibility limitations. Our policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible without limiting our ability to attract and retain qualified executives. The Compensation Committee has not adopted a policy that all compensation must be deductible, believing in the importance of retaining flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible. Our Compensation Committee intends to monitor compensation levels and the deduction limitation.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS OF POOL CORPORATION
FOR THE YEAR ENDED DECEMBER 31, 2016

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Company’s Compensation Discussion and Analysis set forth above and based on that review and discussion has recommended to the Board of Directors that such Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K and included in this Proxy Statement.

COMPENSATION COMMITTEE
Harlan F. Seymour, Chairman
Andrew W. Code
Robert C. Sledd

The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not be deemed filed under such Acts.

EXECUTIVE COMPENSATION

The Summary Compensation Table below summarizes the total compensation of our NEOs in 2016.  Based on the totals of the amounts included in the 2016 Summary Compensation Table, base salary accounted for approximately 14% of the total compensation for the NEOs while our annual and medium-term cash awards accounted for approximately 44% of the total compensation for the NEOs.  As discussed in our “Compensation Philosophy and Objectives” in the CD&A above, our NEOs have a larger proportion of their total compensation opportunity delivered through pay-for-performance cash awards and long-term equity.  For example, our CEO, Mr. Perez de la Mesa, had the largest proportion of total compensation delivered through pay-for-performance cash awards and long-term equity compensation.

FISCAL 2016 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Manuel J. Perez de la Mesa	2016	$480,000	$1,050,360	$859,650	$1,698,357	$89,151	$4,177,518
President and Chief	2015	470,000	1,047,750	959,438	1,167,013	91,238	3,735,439
Executive Officer	2014	460,000	873,900	835,500	1,274,345	122,737	3,566,482
Mark W. Joslin	2016	279,000	727,020	—	874,175	59,605	1,939,800
Senior Vice President and	2015	272,000	698,500	—	620,978	60,237	1,651,715
Chief Financial Officer	2014	265,000	582,600	—	689,879	59,796	1,597,275
A. David Cook	2016	301,000	727,020	—	902,471	49,418	1,979,909
Group Vice President	2015	295,000	698,500	—	645,167	67,829	1,706,496
	2014	289,000	582,600	—	769,120	90,330	1,731,050
Kenneth G. St. Romain	2016	290,000	727,020	—	909,510	68,927	1,995,457
Group Vice President	2015	280,000	523,875	159,906	610,402	70,373	1,644,556
	2014	270,000	436,950	139,250	652,945	64,181	1,563,326
Jennifer M. Neil	2016	190,000	290,808	—	533,566	51,188	1,065,562
Corporate Secretary and	2015	185,000	125,730	96,345	394,606	52,419	854,100
General Counsel

(1)
Amounts shown do not reflect compensation actually received by the NEOs. Instead, these amounts reflect the total estimated grant date fair value for the stock awards, which is based on the closing price of our Common Stock on the date of grant in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC)

Topic 718. For more information on the stock grants awarded to our NEOs in 2016, please see the Fiscal 2016 Grants of Plan-Based Awards table below.

(2)
Amounts shown do not reflect compensation actually received by the NEOs. Instead, these amounts reflect the total estimated grant date fair value for option awards, determined using the Black-Scholes option valuation method in accordance with FASB ASC Topic 718. Information related to assumptions used in the calculation of the estimated fair value of option awards granted in 2014, 2015 and 2016 are included in footnote 6 to our audited financial statements included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 24, 2017.

(3)	The amounts for each NEO consist of payouts under our annual cash performance award program and our SPIP, as set forth below:

Name	Year	Annual Cash Performance Award	SPIP Payout
Mr. Perez de la Mesa	2016	$806,400	$891,957
	2015	587,500	579,513
	2014	501,400	772,945
Mr. Joslin	2016	355,725	518,450
	2015	285,600	335,378
	2014	244,595	445,284
Mr. Cook	2016	343,140	559,331
	2015	281,430	363,737
	2014	283,509	485,611
Mr. St. Romain	2016	370,620	538,890
	2015	265,160	345,242
	2014	199,260	453,685
Ms. Neil	2016	180,500	353,066
	2015	166,500	228,106

(4)	For details of the components of this category, please see the following All Other Compensation Table below.

ALL OTHER COMPENSATION TABLE

The following table describes the components of the All Other Compensation column of the Summary Compensation Table.

Name	Year	Company Matching Contributions to Defined Contribution Plans	Vehicle (1)	Other
Mr. Perez de la Mesa	2016	$65,513	$14,386	$9,252
	2015	70,485	14,535	6,218
	2014	75,288	41,134	6,315
Mr. Joslin	2016	37,646	12,539	9,420
	2015	38,885	12,935	8,417
	2014	38,256	15,236	6,304
Mr. Cook	2016	20,594	21,564	7,260
	2015	43,011	17,845	6,973
	2014	42,067	42,808	5,455
Mr. St. Romain	2016	35,794	19,628	13,505
	2015	37,736	20,527	12,110
	2014	36,679	20,052	7,450
Ms. Neil	2016	23,239	21,221	6,728
	2015	26,257	17,316	8,846

(1)
Reflects amounts related to vehicle depreciation, maintenance and insurance expenses for vehicles provided to the NEOs, which may be used for both business and personal purposes. Mr. Perez de la Mesa’s 2014 total includes $26,000 in other compensation related to his purchase of a company vehicle, and Mr. Cook’s 2014 total includes $20,161 in other compensation related to the sale of his company vehicle.

The Grants of Plan-Based Awards Table below sets forth information about the cash plan awards and equity plan awards to our NEOs in 2016.

FISCAL 2016 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Target ($)	Maximum ($)
Manuel J. Perez de la Mesa	02/25/2016	(1)	N/A	N/A	N/A		30,000	(4)	80.78	859,650
	05/04/2016	(1)	N/A	N/A	12,000	(5)	N/A		N/A	1,050,360
	02/25/2016	(2)	480,000	960,000	N/A		N/A		N/A	N/A
	02/25/2016	(3)	480,000	960,000	N/A		N/A		N/A	N/A
Mark W. Joslin	02/25/2016	(1)	N/A	N/A	9,000	(5)	N/A		N/A	727,020
	02/25/2016	(2)	209,250	418,500	N/A		N/A		N/A	N/A
	02/25/2016	(3)	279,000	558,000	N/A		N/A		N/A	N/A
A. David Cook	02/25/2016	(1)	N/A	N/A	9,000	(5)	N/A		N/A	727,020
	02/25/2016	(2)	225,750	451,500	N/A		N/A		N/A	N/A
	02/25/2016	(3)	301,000	602,000	N/A		N/A		N/A	N/A
Kenneth G. St. Romain	02/25/2016	(1)	N/A	N/A	9,000	(5)	N/A		N/A	727,020
	02/25/2016	(2)	217,500	435,000	N/A		N/A		N/A	N/A
	02/25/2016	(3)	290,000	580,000	N/A		N/A		N/A	N/A
Jennifer M. Neil	02/25/2016	(1)	N/A	N/A	3,600	(5)	N/A		N/A	290,808
	02/25/2016	(2)	142,500	190,000	N/A		N/A		N/A	N/A
	02/25/2016	(3)	190,000	380,000	N/A		N/A		N/A	N/A

(1)	Granted under our 2007 LTIP.

(2)
Reflects grants under our Annual Cash Performance Program. See Compensation Discussion and Analysis, “Annual Incentive Plan.” The target and maximum amounts included in this table reflect the potential payments based on 2016 performance; the actual annual performance award payment amounts for 2016 are disclosed in the “Non‑Equity Incentive Plan Compensation” column in the Summary Compensation Table. The target payouts included in this table reflect 100% of the 2016 base salary amount for Mr. Perez de la Mesa and 75% of the 2016 base salary amounts for each of the other NEOs. The maximum potential payouts are 200% for Mr. Perez de la Mesa, 150% for Messrs. Joslin, Cook and St. Romain, and 100% for Ms. Neil.

(3)
Reflects grants under our SPIP for the three-year performance period that commenced January 1, 2016 and will end December 31, 2018. Target SPIP payout amounts are based on 100% of 2016 base salaries for each NEO. The maximum potential SPIP payouts reflect 200% of 2016 base salaries.

(4)
This stock option grant cliff vests 50% after three years and 50% after five years, but would fully vest if there is a change of control and Mr. Perez de la Mesa experiences a qualifying termination within two years following the change of control.

(5)
Each of these restricted stock grants cliff vests 50% after three years and 50% after five years and is also subject to performance-based vesting criteria. See Compensation Discussion and Analysis, “Long-Term Equity Award” for a discussion of the applicable performance criteria.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units that Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Perez de la Mesa	05/08/07	30,000	-		37.85	05/08/17	N/A		N/A		N/A		N/A
	02/26/08	120,000	-		20.34	02/26/18	N/A		N/A		N/A		N/A
	05/05/09	160,000	-		18.44	05/05/19	N/A		N/A		N/A		N/A
	02/23/10	160,000	-		20.32	02/23/20	N/A		N/A		N/A		N/A
	03/02/11	160,000	-		24.50	03/02/21	N/A		N/A		N/A		N/A
	02/28/12	52,500	52,500	(1)	37.13	02/28/22	N/A		N/A		N/A		N/A
	02/27/13	45,000	45,000	(2)	45.61	02/27/23	N/A		N/A		N/A		N/A
	02/27/14	-	37,500	(3)	58.26	02/27/24	15,000	(8)	1,565,100	(12)	N/A		N/A
	02/26/15	-	37,500	(4)	69.85	02/26/25	15,000	(9)	1,565,100	(12)	N/A		N/A
	02/25/16	-	30,000	(5)	80.78	02/25/26	N/A		N/A		N/A		N/A
	05/04/16	N/A	N/A		N/A	N/A	N/A		N/A		12,000	(10)	1,252,080	(12)
Mr. Joslin	05/08/07	7,500	-		37.85	05/08/17	N/A		N/A		N/A		N/A
	02/26/08	40,000	-		20.34	02/26/18	N/A		N/A		N/A		N/A
	05/05/09	39,000	-		18.44	05/05/19	N/A		N/A		N/A		N/A
	02/28/12	N/A	N/A		N/A	N/A	7,200	(6)	751,248	(12)	N/A		N/A
	02/27/13	N/A	N/A		N/A	N/A	6,000	(7)	626,040	(12)	N/A		N/A
	02/27/14	N/A	N/A		N/A	N/A	10,000	(8)	1,043,400	(12)	N/A		N/A
	02/26/15	N/A	N/A		N/A	N/A	10,000	(9)	1,043,400	(12)	N/A		N/A
	02/25/16	N/A	N/A		N/A	N/A	N/A		N/A		9,000	(11)	939,060	(12)
Mr. Cook	02/26/08	48,000	-		20.34	02/26/18	N/A		N/A		N/A		N/A
	05/05/09	30,000	-		18.44	05/05/19	N/A		N/A		N/A		N/A
	02/28/12	N/A	N/A		N/A	N/A	7,200	(6)	751,248	(12)	N/A		N/A
	02/27/13	N/A	N/A		N/A	N/A	6,000	(7)	626,040	(12)	N/A		N/A
	02/27/14	N/A	N/A		N/A	N/A	10,000	(8)	1,043,400	(12)	N/A		N/A
	02/26/15	N/A	N/A		N/A	N/A	10,000	(9)	1,043,400	(12)	N/A		N/A
	02/25/16	N/A	N/A		N/A	N/A	N/A		N/A		9,000	(11)	939,060	(12)

Note: Table continues on next page.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units that Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. St. Romain	05/08/07	7,500	-		37.85	05/08/17	N/A		N/A		N/A		N/A
	02/26/08	40,000	-		20.34	02/26/18	N/A		N/A		N/A		N/A
	05/05/09	60,000	-		18.44	05/05/19	N/A		N/A		N/A		N/A
	02/23/10	60,000	-		20.32	02/23/20	N/A		N/A		N/A		N/A
	03/02/11	60,000	-		24.50	03/02/21	N/A		N/A		N/A		N/A
	02/28/12	13,500	13,500	(1)	37.13	02/28/22	1,800	(6)	187,812	(12)	N/A		N/A
	02/27/13	7,500	7,500	(2)	45.61	02/27/23	3,000	(7)	313,020	(12)	N/A		N/A
	02/27/14	-	6,250	(3)	58.26	02/27/24	7,500	(8)	782,550	(12)	N/A		N/A
	02/26/15	-	6,250	(4)	69.85	02/26/25	7,500	(9)	782,550	(12)	N/A		N/A
	02/25/16	N/A	N/A		N/A	N/A	N/A		N/A		9,000	(11)	939,060	(12)
Ms. Neil	02/28/12	-	2,000	(1)	37.13	02/28/22	800	(6)	83,472	(12)	N/A		N/A
	02/27/13	N/A	N/A		N/A	N/A	1,600	(7)	166,944	(12)	N/A		N/A
	02/27/14	N/A	N/A		N/A	N/A	3,200	(8)	333,888	(12)	N/A		N/A
	02/26/15	-	4,500	(4)	69.85	02/26/25	1,800	(9)	187,812	(12)	N/A		N/A
	02/25/16	N/A	N/A		N/A	N/A	N/A		N/A		3,600	(11)	375,624	(12)

(1)	These options vested on February 28, 2017.

(2)	These options will vest on February 27, 2018.

(3)	These options vested 50% on February 27, 2017 and 50% will vest on February 27, 2019.

(4)	These options will vest 50% on February 26, 2018 and 50% on February 26, 2020.

(5)	These options will vest 50% on February 25, 2019 and 50% on February 25, 2021.

(6)	These shares vested on February 28, 2017.

(7)	These shares will vest on February 27, 2018.

(8)	These shares vested 50% on February 27, 2017 and 50% will vest on February 27, 2019.

(9)	These shares will vest 50% on February 26, 2018 and 50% on February 26, 2020.

(10)	These shares will vest 50% on May 4, 2019 and 50% on May 4, 2021 if the performance-based vesting criteria is met.

(11)	These shares will vest 50% on February 25, 2019 and 50% on February 25, 2021 if the performance-based vesting criteria is met.

(12)	Based on the market value of $104.34 per share of our Common Stock on December 30, 2016.

The table below summarizes the number of shares acquired and the dollar amounts realized by NEOs from the exercise of stock options and vesting of restricted stock in 2016.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting ($)
Manuel J. Perez de la Mesa	30,000	$1,885,518	—	$—
Mark W. Joslin	7,500	472,500	16,400	1,335,772
A. David Cook	18,000	1,157,924	18,000	1,465,740
Kenneth G. St. Romain	9,000	333,090	3,000	245,490
Jennifer M. Neil	2,000	104,105	4,600	374,618

NONQUALIFIED DEFERRED COMPENSATION

Under our Deferred Compensation Plan, certain executives, including our NEOs, may elect to defer all or a portion of their base salary and annual non-equity incentive compensation. Participants choose to invest their deferrals in one or more specified investment funds. Participants may change their fund selection at any time, subject to certain limitations. The table below shows the funds available and their annual rates of return for the calendar year ended December 31, 2016 as reported by T. Rowe Price. Earnings are determined by the results of the individual investments.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Artisan International Fund	(9.66)%	TRP Retirement 2005 Fund	6.72%
Goldman Sachs Small Cap Value Fund	24.65%	TRP Retirement 2010 Fund	7.11%
MSIF U.S. Real Estate Fund	6.17%	TRP Retirement 2015 Fund	7.31%
TRP Equity Income Fund	19.28%	TRP Retirement 2020 Fund	7.41%
TRP Growth Stock Fund	1.41%	TRP Retirement 2025 Fund	7.55%
TRP Mid-Cap Growth Fund	6.30%	TRP Retirement 2030 Fund	7.69%
TRP Government Money Fund	0.02%	TRP Retirement 2035 Fund	7.64%
Vanguard 500 Index Fund	11.93%	TRP Retirement 2040 Fund	7.63%
TRP Small Cap Stock Fund	18.57%	TRP Retirement 2045 Fund	7.69%
JP Morgan Mid-Cap Value	14.62%	TRP Value Fund	10.96%
Dodge & Cox Income Fund	5.61%

Benefits under our Deferred Compensation Plan will be paid to our NEOs as each executive elects, but no earlier than one full year after the end of the plan year for which compensation is deferred or six months after termination of employment. However, upon a showing of financial hardship and certain other requirements, an NEO may be allowed to access funds in his deferred compensation account earlier than the beginning of the year following the executive’s retirement or termination. In the event of a change of control, all vested accrued benefits will automatically be accelerated and payable in full. The time and schedule of payments may also be accelerated if the participant becomes disabled, to fulfill a qualified domestic relations order, if the amount is less than $10,000 or to pay employment taxes. Benefits can be received either as a lump sum payment or installments.

The following table summarizes the nonqualified deferred compensation earned by our NEOs in 2016. All amounts relate to our Deferred Compensation Plan.

Name	Executive Contributions in Last FY	Company Contributions in Last FY (1)	Aggregate Gains in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Manuel J. Perez de la Mesa	$81,891	$54,913	$136,013	$—	$1,477,244	(2)
Mark W. Joslin	324,172	27,046	225,885	—	1,932,151	(3)
A. David Cook	44,285	9,994	12,042	(85,701)	175,456	(4)
Kenneth G. St. Romain	71,589	25,195	50,992	—	565,018	(5)
Jennifer M. Neil	34,858	12,976	15,118	—	215,143	(6)

(1)	These amounts are included in the Summary Compensation Table within All Other Compensation.

(2)	Includes Company contributions of $59,885 for 2015 and $64,888 for 2014 disclosed in the Summary Compensation Table (All Other Compensation).

(3)	Includes Company contributions of $28,285 for 2015 and $27,856 for 2014 disclosed in the Summary Compensation Table (All Other Compensation).

(4)	Includes Company contributions of $32,411 for 2015 and $31,667 for 2014 disclosed in the Summary Compensation Table (All Other Compensation).

(5)	Includes Company contributions of $27,136 for 2015 and $26,279 for 2014 disclosed in the Summary Compensation Table (All Other Compensation).

(6)	Includes Company contributions of $15,657 for 2015 disclosed in the Summary Compensation Table (All Other Compensation).
POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL

Effect of Termination of Employment or Change of Control upon Outstanding Equity Awards

Beginning with grants in 2015, our equity awards are subject to “double trigger” accelerated vesting upon a change of control, which is explained in more detail below.

Stock options granted to NEOs (prior to 2015), subject to certain limitations,

▪	immediately vest and become fully exercisable upon a change of control, death or disability;

▪
remain exercisable and continue to vest in accordance with the original vesting schedule upon retirement (which is defined as attainment of the age of 55 years or more and continuous service to us for a period of at least ten years), provided the recipient complies with certain restrictive covenants;

▪	are immediately forfeited, whether or not then exercisable, upon termination for cause; and

▪
remain exercisable for the shorter of 90 days or the remaining term upon a termination without cause, unless the Compensation Committee, in its discretion, allows the options to continue to vest in accordance with their original schedule and maintain their original termination date.

For grants in 2015 and beyond, the provisions above are generally applicable, except that in connection with a change of control, the stock options will only vest and become fully exercisable if the executive experiences a qualifying termination within two years after the change of control. A qualifying termination includes a termination by the Company without cause or a termination by the executive for good reason (which is defined as a diminution of the executive’s compensation or responsibilities, or a relocation of more than 50 miles).

Shares of restricted stock granted to NEOs (prior to 2015), subject to certain limitations,

▪	fully vest upon a change of control, death or disability;

▪	continue to vest in accordance with the original vesting schedule upon retirement, provided the recipient complies with certain restrictive covenants; and

▪	are immediately forfeited upon any other termination of employment, whether voluntary or involuntary, unless the Compensation Committee, in its discretion, provides otherwise.

For grants in 2015 and beyond, the provisions above are generally applicable, except that in connection with a change of control, any applicable performance condition will be waived and the shares of restricted stock will only fully vest if the executive experiences a qualifying termination (as described above) within two years after the change of control.

Under the agreements, “cause” is generally defined as the recipient’s (i) conviction of a felony or any crime or offense lesser than a felony involving the property of the Company; (ii) conduct that has caused demonstrable and serious injury to the Company, monetary or otherwise; (iii) willful refusal to perform or substantial disregard of duties properly assigned; or (iv) breach of duty of loyalty to the Company or other act of fraud or dishonesty with respect to the Company.

Assuming a change of control or the executive’s termination of employment due to death or disability occurred on December 31, 2016, the following table sets forth the value of all unvested stock options and shares of restricted stock granted prior to 2015 and held by the NEOs at December 31, 2016 that would immediately vest upon such event.

	Number of Shares Underlying Unvested Awards		Unrealized Value of Unvested Awards
Name	Option Awards	Stock Awards	Option Awards (1)	Stock Awards (2)	Total Awards
Manuel J. Perez de la Mesa	135,000	15,000	$7,899,375	$1,565,100	$9,464,475
Mark W. Joslin	—	23,200	—	2,420,688	2,420,688
A. David Cook	—	23,200	—	2,420,688	2,420,688
Kenneth G. St. Romain	27,250	12,300	1,635,810	1,283,382	2,919,192
Jennifer M. Neil	2,000	5,600	134,420	584,304	718,724

Assuming the executive’s termination of employment due to death or disability or a change of control and a qualifying termination occurred on December 31, 2016, the following table sets forth the value of all unvested stock options and shares of restricted stock granted in 2015 and 2016 and held by the NEOs at December 31, 2016 that would immediately vest upon such event (amounts do not include shares referenced in the table above).

	Number of Shares Underlying Unvested Awards		Unrealized Value of Unvested Awards
Name	Option Awards	Stock Awards	Option Awards (1)	Stock Awards (2)	Total Awards
Manuel J. Perez de la Mesa	67,500	27,000	$2,000,175	$2,817,180	$4,817,355
Mark W. Joslin	—	19,000	—	1,982,460	1,982,460
A. David Cook	—	19,000	—	1,982,460	1,982,460
Kenneth G. St. Romain	6,250	16,500	215,563	1,721,610	1,937,173
Jennifer M. Neil	4,500	5,400	155,205	563,436	718,641

(1)
We calculated by multiplying the number of unvested in-the-money stock options by the closing price of our Common Stock as of December 30, 2016 and then deducting the aggregate exercise price for these options.

(2)	We calculated by multiplying the number of shares of unvested restricted stock by the closing price of our Common Stock as of December 30, 2016.

Severance Payments upon Termination without Cause

Upon termination other than for cause, Mr. Perez de la Mesa is entitled to receive his base salary for a period of six months after termination and the other executive officers are entitled to receive their respective base salaries for a period of three months. The table below presents the amounts we would pay to each NEO upon termination without cause as of December 31, 2016.

Name	Maximum Cash Payout upon Termination Without Cause
Manuel J. Perez de la Mesa	$240,000
Mark W. Joslin	69,750
A. David Cook	75,250
Kenneth G. St. Romain	72,500
Jennifer M. Neil	47,500

Executive officers are not entitled to any additional compensation, perquisites or other personal benefits upon a change of control, retirement or termination, except for future payments under our 401(k) Plan and Deferred Compensation Plan.

DIRECTOR COMPENSATION

The many responsibilities and risks of serving as a director of a public company require that we provide adequate compensation in order to attract and retain qualified and productive directors. Our directors play an important role in guiding our strategic direction and overseeing our management.
In 2015, the Board conducted a review of non-employee director and chairman compensation. The Compensation Committee retained the compensation consulting firm of Lyons, Benenson & Company Inc. (Lyons) to assist with its review. Lyons reported directly to the Compensation Committee chairman and was advised by the Compensation Committee to compare our director compensation program against our peer group. Upon conclusion of its review and analysis, the Board adopted the following cash compensation structure effective immediately following the annual stockholder meeting in May 2015:

▪	Lead independent director annual retainer - $90,000

▪	Non-employee director annual retainer - $55,000

▪	Audit Committee chairman - $20,000

▪	Audit Committee membership - $10,000

▪	Compensation Committee chairman - $15,000

▪	Compensation Committee membership - $10,500

▪	Nominating and Corporate Governance Committee chairman - $15,000

▪	Nominating and Corporate Governance Committee membership - $7,500

▪	Strategic Planning Committee chairman - $15,000

▪	Strategic Planning Committee membership - $7,500
We reimburse our directors for reasonable out-of-pocket expenses they incur to attend Board and committee meetings and director education programs.
Directors receive annual equity awards and may also elect to receive equity grants in lieu of their cash compensation. In 2016, each non-employee director was permitted to elect to receive his annual equity compensation in (i) 3,428 stock options with an exercise price equal to our Common Stock’s closing price on the grant date; or (ii) 1,371 shares of restricted stock. The annual equity awards are granted on the date of the annual meeting of stockholders and except under certain limited circumstances, the options and restricted stock vest no earlier than one year after the grant date, and any options granted are exercisable for up to ten years after the grant date. Each of our non-employee directors elected to receive their 2016 equity compensation in the form of restricted stock. Total non-employee Board annual compensation for 2016 was $1,274,245.
The table below summarizes the compensation we paid to our non-employee directors and our chairman during the year ended December 31, 2016.

Name	Fees Earned or Paid in Cash		Stock Awards (1)	All Other Compensation	Total
Andrew W. Code	$65,472	(2)	$120,004	$—	$185,476
James J. Gaffney (3)	33,333		—	—	33,333
Timothy M. Graven	73,125		120,004	—	193,129
George T. Haymaker, Jr. (3)	32,291		—	—	32,291
Harlan F. Seymour	90,125		120,004	—	210,129
Robert C. Sledd	75,500		120,004	—	195,504
John E. Stokely	116,250		120,004	—	236,254
David G. Whalen	68,125		120,004	—	188,129
Wilson B. Sexton (4)	90,000		169,371	6,355	265,726

(1)
Amounts shown do not reflect compensation actually received by the directors. Instead, these amounts reflect the total estimated grant date fair value of the stock awards, which is based on the closing price of our Common Stock on the date of grant in accordance with FASB ASC Topic 718.

(2)	The amount reported in this column represents the grant date fair values of the stock awards Mr. Code opted to receive in lieu of cash compensation.

(3)	Messrs. Gaffney and Haymaker retired effective May 2016, immediately following the annual meeting.

(4)	Our chairman, Mr. Sexton, is eligible to participate in our 401(k) Plan, Deferred Compensation Plan and medical, dental and long-term disability programs on the same basis as our officers.

As of December 31, 2016, options outstanding, options exercisable and stock awards outstanding for each director included the following:

Director	Options Outstanding and Exercisable	Stock Awards Outstanding
Mr. Code	—	2,119
Mr. Graven	—	1,371
Mr. Seymour	—	1,371
Mr. Sledd	21,662	1,371
Mr. Stokely	—	1,371
Mr. Whalen	—	1,371
Mr. Sexton	19,929	1,935

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our policy for transactions with related persons is included within our Audit Committee Charter. Our Audit Committee Charter requires that the Audit Committee review and approve all related person transactions of the type that would be required to be disclosed in this proxy statement and as may otherwise be required by NASDAQ.

The Audit Committee was not requested to, and did not approve, any transactions required to be reported under SEC rules in fiscal year 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons owning more than 10% of a registered class of our equity securities to file with the SEC reports of ownership and changes in ownership of our Common Stock.  Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of these reports furnished, management believes that the directors, executive officers and greater than 10% stockholders complied with these requirements in a timely manner during the fiscal year 2016.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF POOL CORPORATION
FOR THE YEAR ENDED DECEMBER 31, 2016
The Audit Committee reviews the Company’s accounting and financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls over financial reporting.

In this context, the Audit Committee has met and held discussions with management, the Company’s internal auditors and the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s audited financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm those matters required to be discussed by Auditing Standard No. 1301 (formerly Auditing Standard No. 16) - Communications with Audit Committees and Auditing Standard No. 2410 (formerly Auditing Standard No. 18) - Related Parties.

In addition, the Audit Committee has discussed with the Company’s independent registered public accounting firm the firm’s independence from the Company and management and has received the written disclosures and letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee has discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee has met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC. The Audit Committee has also approved the selection of the Company’s independent registered public accounting firm for the 2017 fiscal year.

AUDIT COMMITTEE
Timothy M. Graven, Chairman
Robert C. Sledd
John E. Stokely
David G. Whalen

The Audit Committee Report set forth above shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not be deemed filed under such Acts.

PROPOSAL TO RATIFY THE RETENTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)

The Audit Committee has approved the retention of Ernst & Young LLP (EY) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017, and recommends the ratification of such retention by the stockholders. The Audit Committee reviews the performance of the independent registered public accounting firm annually. If the stockholders do not ratify the selection of EY, the Audit Committee will reconsider the selection. Even if our stockholders ratify the appointment, the Audit Committee, may, in its discretion, select a different independent auditor at any time during the year if it determines that such a change would be in the best interest of the Company and our stockholders.

Representatives of EY are expected to be present at the Annual Meeting, with the opportunity to make any statement they desire at that time, and will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required for ratification of the retention of EY as the Company’s independent registered public accounting firm.

The Board of Directors unanimously recommends that our stockholders vote FOR the ratification of the retention of EY as our independent registered public accounting firm for fiscal year 2017.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by EY for the audit of the Company’s annual financial statements for the years ended December 31, 2016 and 2015, and fees billed for other services rendered by EY.

	2016	2015
Audit fees (1)	$1,024,000	$940,731
Audit-related fees	—	—
Tax fees	—	—
Total	$1,024,000	$940,731

(1)
Audit fees pertain to the audit of the financial statements included in our Annual Report on Form 10‑K, the audit of our internal control over financial reporting, the review of the financial statements included in our Quarterly Reports on Form 10‑Q and, in 2016, the review of our Registration Statement on Form S-8.

The Audit Committee preapproves all audit and permissible non-audit services before such services begin. Mr. Graven, Audit Committee chairman, has the delegated authority to preapprove such services and these preapproval decisions are presented to the full Audit Committee at the next scheduled meeting. During fiscal years 2016 and 2015, the Audit Committee and/or the Audit Committee chairman preapproved 100% of the services performed by EY. A copy of our Procedure for Preapproval of Services by our Independent Audit Firm is posted on our website at www.poolcorp.com.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
(Proposal 3)

We are asking stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our Named Executive Officers (NEOs) as disclosed in this proxy statement in accordance with the SEC’s rules. As described above in detail under the headings “Compensation Discussion and Analysis” and “Executive Compensation,” our executive compensation programs are designed to attract, motivate and retain our NEOs in a way that rewards performance and is aligned with our stockholders’ long-term interests. We believe that our executive compensation program reflects an overall pay-for-performance culture, which is strongly aligned with the long-term interests of our stockholders. In 2016, we realized 20% growth in diluted earnings per share over 2015. Our total stockholder return over the prior 1, 3, 5, and 10 year periods was 30.6%, 84.7%, 261.2% and 184.1%, respectively.

By design, our compensation is significantly more performance-weighted than the market, which we believe more closely aligns executive management’s interests with our stockholders, such that above market stockholder returns correlate with above market compensation and below market stockholder returns correlate with below market compensation. In this regard, the primary fixed component of compensation, base salary, is below market for our NEOs. As noted previously, our chief executive officer’s base salary represents 60% of the median salary of our peer group and our other NEOs’ salaries represent on average 65% of the median of peer group salaries.

The annual objectives under our annual cash award program are designed to be challenging and encompass improvement over the status quo with earnings per share being the single most important objective for most of our NEOs.

At our 2016 annual meeting of stockholders, our stockholders overwhelmingly approved our executive compensation by approximately 98%. The final votes were as follows:

Number of Shares
For	Against	Abstain	Broker Non-Votes
35,766,756	646,597	92,092	2,829,492

We believe that performance-based compensation with annual, medium-term and long-term components serve to align executive interests with long-term stockholder interests while mitigating the motivation to take undue risk in the management of the business.

We are asking stockholders to vote on the following resolution:

RESOLVED, that the compensation paid to the Named Executive Officers as disclosed in the proxy statement for the Company’s 2017 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission is hereby APPROVED.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

The vote on this proposal is advisory, and therefore not binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The Board of Directors unanimously recommends that our stockholders vote to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement by voting FOR this say-on-pay proposal.

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE TO APPROVE
NAMED EXECUTIVE OFFICER COMPENSATION
(Proposal 4)

In accordance with the Dodd-Frank Act, we are also asking stockholders to vote, on an advisory basis, on how often we should seek an advisory vote on Named Executive Officer (NEO) compensation. When this advisory vote was last held in 2011, our stockholders indicated a preference to hold the advisory vote to approve NEO compensation every year and the Board implemented this standard.

The Board continues to believe that an annual advisory vote to approve NEO compensation is the most appropriate policy for our stockholders and the Company at this time. Although we recognize the potential benefits of having less frequent advisory votes to approve NEO compensation, we understand that an annual advisory vote is currently the standard desired by many stockholders.

Regardless of the frequency of the advisory vote to approve NEO compensation, the Compensation Committee will remain committed to considering feedback from stockholders as we continue to refine and evaluate the Company’s compensation programs.

While the Board recommends an advisory vote every year to approve NEO compensation, the voting options are to hold the advisory vote to approve NEO compensation every year, every two years or every three years. Stockholders may also abstain from voting on this proposal.

The vote on this proposal is advisory, and therefore not binding on the Board or the Company. However, the Board will review voting results and take them into consideration when making future decisions regarding the frequency of our say-on-pay vote.

The Board of Directors unanimously recommends that our stockholders vote to hold the say-on-pay vote EVERY YEAR.

STOCKHOLDER PROPOSALS AND BOARD NOMINATIONS
To be considered for inclusion in the proxy materials related to our 2018 annual meeting of stockholders, we must receive stockholder proposals no later than November 29, 2017. If such proposal is timely received and in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders.

Our Bylaws also require that any stockholder who desires to nominate a director or present a proposal before the 2018 annual meeting must notify the Company’s corporate secretary no earlier than July 2, 2017 and no later than November 29, 2017.

By Order of the Board of Directors,
Jennifer M. Neil
Corporate Secretary

Covington, Louisiana
March 29, 2017

VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

POOL CORPORATION 109 NORTHPARK BLVD. COVINGTON LA 70433
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
POOL CORPORATION

The Board of Directors recommends that you vote FOR the following proposals:
1.	Election of Directors	For	Against	Abstain
	Nominees:
	1a. Andrew W. Code	☐	☐	☐			For	Against	Abstain
	1b. Timothy M. Graven	☐	☐	☐	2.	Ratification of the retention of Ernst & Young LLP as our independent registered public accounting firm for the 2017 fiscal year.	☐	☐	☐
	1c. Manuel J. Perez de la Mesa	☐	☐	☐	3.	Say-on-pay vote: Advisory vote to approve executive compensation as disclosed in the proxy statement.	☐	☐	☐
	1d. Harlan F. Seymour	☐	☐	☐
	1e. Robert C. Sledd	☐	☐	☐	The Board of Directors recommends you vote for Every Year on the following proposal:	Every Year	Every Two Years	Every Three Years	Abstain
	1f. John E. Stokely	☐	☐	☐	4.	Frequency Vote: Advisory vote on the frequency of future Say-on-pay votes. ☐	☐	☐	☐
	1g. David G. Whalen	☐	☐	☐
					Note: Such other business as may properly come before the meeting or any adjournment thereof

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

POOL CORPORATION
109 NORTHPARK BOULEVARD
COVINGTON, LOUISIANA 70433

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
POOL CORPORATION

The undersigned hereby appoints Jennifer M. Neil and Melanie M. Housey Hart, or either of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all shares of Common Stock of Pool Corporation (the “Company”) held of record by the undersigned on March 15, 2017, at the annual meeting of stockholders to be held at the Company’s headquarters at 109 Northpark Boulevard, Covington, Louisiana 70433, on May 2, 2017, or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES NAMED ON THE REVERSE SIDE, FOR PROPOSALS 2 AND 3, AND FOR EVERY YEAR FOR PROPOSAL 4. THE PROXY HOLDERS NAMED ABOVE WILL VOTE AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on the reverse side